UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HANCOCK HOLDING COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 7, 2012

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF COMMON STOCK

To our Shareholders:

Hancock Holding Company (the Company) will hold its Annual Meeting of Shareholders of common stock on Thursday, April 5, 2012, at 10:00 a.m. local time at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi, for the following purposes:

1.	To elect nine directors, three to serve until the 2013 annual meeting, one to serve until the 2014 annual meeting and five to serve until the 2015 annual meeting;

2.	To consider and vote upon, on an advisory basis, the compensation of our named executive officers; and

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2012.

Only shareholders of common stock of record at the close of business on February 28, 2012 are entitled to notice of, and to vote at, this meeting or any adjournment thereof. We direct your attention to the attached proxy statement for more complete information regarding the matters to be acted upon at the annual meeting.

By order of the Board of Directors,

James B. Estabrook, Jr.	Carl J. Chaney	John M. Hairston
Chairman of the Board	President & CEO	CEO & Chief Operating Officer

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT. IF VOTING BY MAIL, PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY LATER REVOKE YOUR PROXY AND VOTE IN PERSON.

HANCOCK HOLDING COMPANY

PROXY STATEMENT

FOR

ANNUAL MEETING TO BE HELD ON APRIL 5, 2012

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Hancock Holding Company of proxies to be voted at the Company’s Annual Meeting of Shareholders (the annual meeting) to be held on April 5, 2012, and at any adjournments or postponements of the annual meeting. We will begin mailing the notice of annual meeting, this proxy statement, the 2011 annual report and the proxy card to our common stock shareholders on or about March 7, 2012 and will bear the cost of soliciting proxies. Directors, officers and regular employees of the Company and its banking subsidiaries, Hancock Bank and Whitney Bank, may solicit proxies by mail, telephone, facsimile machine or personal interview, but will not receive additional compensation for such solicitations. We retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 at an approximate fee of $7,000, plus associated costs and expenses, to assist in the soliciting of proxies.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 5, 2012. The notice of annual meeting, proxy statement, proxy card and the 2011 annual report for the period ending December 31, 2011, are available at http://www.snl.com/irweblinkx/FinancialDocs.aspx?iid=100308.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Where and when is the annual meeting?

We will hold the annual meeting on April 5, 2012, at 10:00 a.m. local time at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations by telephone at (504) 299-5208 or toll free at (800) 347-7272, ext. 5208, or by email at trisha_carlson@hancockbank.com

Who may vote at the annual meeting?

The Board set February 28, 2012 as the record date for the annual meeting. If you owned Company common stock at the close of business on February 28, 2012, you may vote at the annual meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent, for which you are referred to as the “shareholder of record;”

•	held for you in an account with a broker, bank or other nominee (shares held in “street name”); and

•	credited to your Whitney Bank employee account in Whitney Bank’s Savings Plus Plan (the Whitney 401(k) plan).

How many shares must be present to hold the annual meeting?

A majority of the Company’s outstanding shares of common stock as of the record date must be present at the annual meeting to hold the meeting and conduct business. This is called a quorum. On the record date, there were 85,764,252 shares of Company common stock outstanding and entitled to vote. Accordingly, 42,882,127 shares of our common stock constitute a quorum. Shares that are voted, broker nonvotes (as described below) and shares for which voting authority is withheld are treated as being present at the annual meeting for purposes of determining whether a quorum is present. Your shares are counted as present at the annual meeting if you:

•	properly vote by Internet or submit a proxy card prior to the annual meeting; or

•	are present and vote in person at the annual meeting.

What proposals will be voted on at the annual meeting?

There are three proposals scheduled to be voted on at the annual meeting:

1.	The election of nine directors, three to serve until the 2013 annual meeting, one to serve until the 2014 annual meeting and five to serve until the 2015 annual meeting;

2.	To consider and approve, on an advisory basis, the compensation of our named executive officers; and

3.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2012.

How many votes are required to approve these proposals?

Directors will be elected (Proposal No. 1) by a plurality of the votes cast at the annual meeting, pursuant to Mississippi law and the Company’s Bylaws. This means that the nine nominees who receive the largest number of “FOR” votes will be elected as directors. The approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 2) will be approved if a majority of the votes actually cast with respect to that proposal are voted in favor. Your vote on Proposal No. 2 is advisory and will not be binding on our Board and will not overrule any Board decision related to compensation. However, the Compensation Committee will consider the outcome of the vote on Proposal No. 2 when considering future executive compensation arrangements. The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2012 (Proposal No. 3) must be approved by a majority of the votes actually cast on that proposal.

What if I don’t vote for a proposal? On which proposals may my shares be voted without receiving voting instructions from me?

If you properly execute and return a proxy or voting instruction card, your stock will be voted as you specify.

If you are a shareholder of record and you make no specifications on your returned proxy card, your shares will be voted in accordance with the recommendations of our Board of Directors, as provided below.

If you are a beneficial owner of shares held in street name, under the rules of the New York Stock Exchange (NYSE), which Nasdaq adopted, your broker or nominee may generally vote your shares on routine matters without receiving voting instructions from you, but cannot vote your shares on nonroutine matters. If your broker or nominee does not receive instructions from you on how to vote your shares on a nonroutine matter, the proxies will not have the authority to vote on such matter with respect to your shares. This is generally referred to as a “broker nonvote.”

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012 is a routine matter. However, the election of directors and the approval, on an advisory basis, of the compensation of our named executive officers are nonroutine matters under the rules of the NYSE. Your broker or other nominee cannot vote your shares on these matters without instructions from you. If you do not provide voting instructions to your broker or nominee on these matters, your shares will be considered broker nonvotes and will not be voted on such matters.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board (Proposal No. 1). To withhold authority for any nominee, you may line through or otherwise strike out the name of that nominee. If you withhold authority to vote with respect to any nominee, your shares will count for the purpose of establishing a quorum, but will have no effect on the election of that nominee. Similarly, broker nonvotes will count for purposes of establishing a quorum, but will not count as votes cast and will not affect the outcome of Proposal No.1.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting with respect to the vote to approve, on an advisory basis, the compensation of our named executive officers (Proposal No. 2). With respect to Proposal No. 2, if you mark “abstain” on your proxy or attend the annual meeting and abstain from voting, your shares will count for the purpose of establishing a quorum, but will not count as votes cast and will not affect the outcome of Proposal No. 2. Similarly, broker nonvotes will count for the purpose of establishing a quorum, but will not count as votes cast and will not affect the outcome of Proposal No. 2.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012 (Proposal No. 3). If you mark “abstain” on your proxy or attend the annual meeting and abstain from voting with respect to Proposal No. 3, your shares will count for the purpose of establishing a quorum, but will not count as votes cast and will not affect the outcome of Proposal No. 3. Similarly, broker nonvotes will count for the purpose of establishing a quorum, but will not count as votes cast and will not affect the outcome of Proposal No. 3.

If you sign and submit your proxy card without voting instructions, the proxies will vote your shares “FOR” each director nominee (Proposal No. 1), “FOR” approval, on an advisory basis, of the compensation of our named executive officers (Proposal No. 2) and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012 (Proposal No. 3).

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” each of the nominees, “FOR” the approval, on an advisory basis, of the compensation of our named executive officers and “FOR” the ratification of the selection of PricewaterhouseCoopers LLP.

How do I vote my shares without attending the annual meeting?

Whether you hold shares in your own name, in street name or through the Whitney 401(k) plan, you may direct your vote without attending the annual meeting. If you are a shareholder of record (except for shares held through the Whitney 401(k) plan, which must be voted by mail), you may vote by granting a proxy in either of the following ways:

•

By Internet — You may submit your proxy by Internet by following the instructions on the proxy card prior to the deadline for Internet voting. If you vote using the Internet, you do not need to return your proxy card. We have designed Internet voting procedures that authenticate your identity as a shareholder, allow you to give your voting instructions and confirm that your instructions have been properly recorded. The deadline for Internet voting is 3:00 p.m. Central Time on April 4, 2012. Note: Shareholders of record who are also participants in the Whitney 401(k) plan will receive a yellow proxy card for voting the Whitney 401(k) plan shares. The Whitney 401(k) plan shares cannot be voted by Internet. As such, Whitney 401(k) recipients must submit the yellow proxy card by mail as discussed below.

•

By Mail — You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. The Corporate Secretary must receive your proxy card by 9:00 a.m. Central time on April 5, 2012 in order for your shares to be voted.

For shares held in street name, you should follow the voting directions your broker or nominee provides. You may complete and mail a voting instruction card to your broker or nominee or, if permitted by your broker or nominee, submit voting instructions on the Internet. If you provide specific voting instructions, your broker or nominee will vote your shares as you direct.

If you are a participant in the Whitney 401(k) plan, see “What if I hold shares through the legacy Whitney 401(k) plan?” immediately below for instructions on how to vote such shares.

What if I hold shares through the legacy Whitney 401(k) plan?

Certain participants in the Whitney 401(k) plan hold shares of our common stock through the Whitney 401(k) plan and must vote these shares by mail to be counted at the meeting. If you hold shares of our common stock through this plan, you will receive a separate yellow proxy card, and you may vote by granting a proxy by mail as follows:

•

By Mail — You may vote by mail by signing and dating the yellow proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. The Corporate Secretary must receive your proxy card by 9:00 a.m. Central time on April 5, 2012 in order for your shares to be voted.

How do I vote my shares in person at the annual meeting?

If you choose to vote in person at the annual meeting:

•	if you are a registered shareholder of record or hold shares in the Whitney 401(k) plan, you should bring the enclosed proxy card(s) and proof of identity; or

•	if you hold your shares in street name, you must obtain and bring a broker representation letter in your name from your bank, broker or other holder of record and proof of identity.

At the appropriate time during the annual meeting, we will ask the shareholders present whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote.

Even if you plan to attend the annual meeting, we encourage you to vote by Internet or mail so your vote will be counted if you later decide not to attend the annual meeting.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one proxy card, it means you hold shares registered in more than one name, through multiple street name accounts, or that you hold shares through the Whitney 401(k) plan in addition to other shares. To ensure that all of your shares are voted, sign and return each proxy card, or if you vote by Internet, vote separately for each proxy card you receive.

May I change my vote?

Yes. Your proxy may be revoked or changed at any time before it is voted by notice in writing to our Corporate Secretary, by our timely receipt of another proxy with a later date, or by voting in person at the annual meeting. Written notice should be provided to Joy Lambert Phillips, our Corporate Secretary, at or before the annual meeting. Ms. Phillips’ office is located in One Hancock Plaza, 2510 14th Street, Suite 610, Gulfport, Mississippi 39501. The notice must be received prior to the exercise of the proxy.

If you hold shares in street name, you must follow your broker’s instructions to change your vote.

Is the annual meeting location accessible to people with disabilities?

Yes. One Hancock Plaza, where the meeting will be held, offers access for people using wheelchairs.

How do I get additional copies of SEC filings?

Copies of the Company’s financial reports, including its reports to the Securities and Exchange Commission (the SEC) filed on Forms 10-K and 10-Q, with financial statements and financial statement schedules but without exhibits, are available without cost by sending your written request to: Trisha V. Carlson, Manager, Investor Relations, Hancock Holding Company, P. O. Box 4019, Gulfport, MS 39502, or by calling (504) 299-5208 or toll free (800) 347-7272, ext. 5208, or by sending an e-mail to the following address: trisha_carlson@hancockbank.com.

Copies of SEC filings, including exhibits, can also be obtained free of charge by clicking on “SEC Filings” under “Investor Relations” on our website at www.hancockbank.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. You can obtain a copy of any listed exhibit to a Form 10-K or Form 10-Q by sending your written request to the contact and address furnished above. We will furnish the copy upon payment of a fee.

Who are our Executive Officers?

The names, ages, positions and business experience of our executive officers, except for Messrs. Chaney and Hairston, are listed below. Because they are also members of our Board, the information about Messrs. Chaney and Hairston appears under the heading “Board of Directors.”

Name	Age	Position

Michael M. Achary	51	Executive Vice President since 2008; Chief Financial Officer since 2007.

Joseph S. Exnicios	56

President, Whitney Bank since 2011; Senior Executive Vice President and Chief Risk Officer of Whitney Holding Corporation and Whitney National Bank from 2009 to 2011; Executive Vice President of Whitney Holding Corporation and Whitney National Bank from 2004 to 2009.

Edward G. Francis	46	Executive Vice President since 2008; Chief Commercial Banking Officer since 2010; Executive — Commercial Banking from 2008 to 2010; Senior Commercial Lending Officer from 2003 to 2008.

Richard T. Hill	55	Executive Vice President since 2002; Chief Retail Banking Officer since February 2010; Executive — Retail Banking from 2008 to 2010.

Samuel B. Kendricks	52

Executive Vice President since 2011; Chief Credit Officer since 2010; Chief Credit Policy Officer from 2009 to 2010; Senior Regional Credit Officer from 2008 to 2009; Regional Credit Officer from 2004 to 2008.

D. Shane Loper	46	Executive Vice President since 2008; Chief Risk and Administrative Officer since 2010; Chief Information Officer since 2007; Director of Corporate Human Resources from 2002 to 2007.

Joy Lambert Phillips	56	Executive Vice President since 2009; Corporate Secretary since June 2011; General Counsel since 1999.

Clifton J. Saik	58	Executive Vice President since 2002; Chief Wealth Management Officer since 2010; Executive, Wealth Management from 2007 to 2010; Director of Trust from 1998 to 2007.

Suzanne C. Thomas	57

Executive Vice President and Chief Credit Officer, Whitney Bank since 2011; Executive Vice President and Chief Credit Officer of Whitney Holding Corporation and Whitney National Bank from 2010 to 2011; Senior Vice President of Whitney National Bank from 2001 to 2009.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide for a Board of at least nine (9) directors classified into three (3) classes of directors. As of December 31, 2011, the number of directors was 19. By Board resolution, the Board size has been reduced to 18 directors, effective as of the date of the annual meeting. Nine directors will be elected at this year’s annual meeting. The Board nominated the following persons for election as directors at the annual meeting upon the recommendation of the Nominating and Corporate Governance Committee (the Nominating Committee): Richard B. Crowell, Hardy B. Fowler, John M. Hairston, Terence E. Hall, James H. Horne, Jerry L. Levens, R. King Milling, Eric J. Nickelsen, and Christine L. Pickering. Mr. Bankston’s term as a director will expire at the annual meeting, and he will not stand for re-election.

Messrs. Crowell, Fowler, Hall, Milling and Nickelsen were appointed to the Board in June 2011 in connection with the consummation of the Company’s acquisition of Whitney Holding Company and in accordance with the terms of the merger agreement. Pursuant to the Mississippi law, these five (5) directors must stand for election by the shareholders at this annual meeting. Messrs. Crowell, Fowler and Nickelsen are nominated to serve a one-year term expiring at the Company’s 2013 annual meeting. Mr. Hall is nominated to serve a two-year term expiring at the Company’s 2014 annual meeting. Mr. Milling is nominated to serve a three-year term expiring at the Company’s 2015 annual meeting. In addition, Messrs. Hairston, Horne, Levens and Ms. Pickering, who were elected at prior shareholders’ meetings, are nominated to serve three-year terms expiring at the Company’s 2015 annual meeting. The Nominating Committee met in February 2012 to evaluate the nominees standing for election. Based on the Nominating Committee’s evaluation and with their recommendation, the Board approved the inclusion of the nominees on the Company’s proxy card and recommends that shareholders vote “FOR” all nine (9) nominees. In the event that any such nominee should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the proxy card will vote for the election of such person in the place of such nominee as the Board may recommend.

Nominations for the election to the Board may be made as set forth under the heading Nominating and Corporate Governance Committee on page 18 of this proxy statement.

INFORMATION ABOUT DIRECTOR NOMINEES

The following table sets forth information we obtained from the nominees about: (a) their principal occupations for the last five years; (b) directorships they hold or held within the last five years with other public companies; (c) their ages at February 28, 2012; (d) the year they were first elected as a director; and (e) a description of positions and offices they hold with the Company or the Banks (other than as a director), as applicable.

Nominees for a Term Expiring in 2013

Richard B. Crowell, 73

Of Counsel, Crowell & Owens (since 2009); Attorney, Crowell & Owens (1970 to 2009); Director, CLECO Corporation; Whitney Holding Corporation and Whitney National Bank director (1983 to 2011) ; Director of the Company since 2011.

Hardy B. Fowler, 60	Former Office Managing Partner, KPMG New Orleans (October 2002 to September 2009); Whitney Holding Corporation and Whitney National Bank director (2009 to 2011); Director of the Company since 2011.

Eric J. Nickelsen, 66	Real estate developer (since 1998); Whitney Holding Corporation and Whitney National Bank director (2000 to 2011); Director of the Company since 2011.

Nominee for a Term Expiring in 2014

Terence E. Hall, 66

Chairman (since December 2010); Executive Chairman (May 2010 to December 2010); Chairman of the Board and Chief Executive Officer (1995 to 2010), Superior Energy Services, Inc. (provider of specialized oilfield services and equipment); Whitney Holding Corporation and Whitney National Bank director (2009 to 2011); Director of the Company since 2011.

Nominees for a Term Expiring in 2015

John M. Hairston, 48	Chief Executive Officer (since 2006) and Chief Operating Officer (since 2008) of the Company; Director of the Company since 2006.

James H. Horne, 60	Real estate developer (since 1979); Co-owner and President of Handy Lock Self Storage Centers (since 1993); Director of the Company since 2000.

Jerry L. Levens, 55	Partner, Alexander, Van Loon, Sloan, Levens and Favre, PLLC Certified Public Accountants (since 1992); Hancock Bank director (2008 to 2009); Director of the Company since 2009.

R. King Milling, 71

Former Vice Chairman of Whitney Holding Corporation and Whitney National Bank (March 2007 to December 2008); Whitney Holding Corporation and Whitney National Bank Director (1978 to 2011); Whitney Bank director since 2011; Director of the Company since 2011.

Christine L. Pickering, 51	Owner, Christy Pickering, CPA (since 1991); Director, Mississippi Power Company (since 2007); Director of the Company since 2000.

THE BOARD RECOMMENDS A “FOR” VOTE FOR ALL NOMINEES

INFORMATION ABOUT INCUMBENT DIRECTORS

The following table sets forth information we obtained from our incumbent directors with terms expiring in 2013 and 2014 about: (a) their principal occupations for the last five years; (b) directorships they hold or held within the last five years with other public companies; (c) their ages at February 28, 2012; (d) the year they were first elected as a director; and (e) a description of positions and offices they hold with the Company and the Bank (other than as a director), as applicable.

Incumbent Directors with Terms Expiring in 2013

Don P. Descant, 63	Chairman of the Board, M.D. Descant Inc. (general contractors) (since 1970); Director of Whitney Bank (formerly Hancock Bank of Louisiana) since 1995; Director of the Company since 2005.

James B. Estabrook, Jr., 67	President, Estabrook Motor Co., Inc.(since 1967); Chairman of the Board of the Company since 2009; Director of the Company since 1995.

Randall W. Hanna, 53	Chancellor of the Florida College System (since October 2011); Former Chairman and Managing Shareholder of Bryant Miller Olive (legal firm) (1984 to 2011); Director of the Company since 2009.

Robert W. Roseberry, 61	Former President of the Northern Division of Hancock Bank (2001 to 2007); Owner, Pine Lake Farms, LLC (timber and wildlife management); Director of the Company since 2001.

Anthony J. Topazi, 61

Executive Vice President and Chief Operating Officer, Southern Company (since August 2010); Former President and Chief Executive Officer, Mississippi Power Company (2004 to 2010); Director, Federal Reserve Bank, New Orleans Branch (2008 to 2010); Director of the Company since 2007.

Incumbent Directors with Terms Expiring in 2014

Frank E. Bertucci, 55	President, F.E.B. Distributing Co., Inc. (since 1990); Chief Executive Officer, Capital City Beverage (since 2001); Director of the Company since 2000.

Carl J. Chaney, 50	President (since 2008) and Chief Executive Officer (since 2006) of the Company; Director, Mississippi Power Company (since 2009); Director of the Company since 2006.

Thomas H. Olinde, 56	President, Olinde Hardware and Supply Co., Inc. since 1997; Director of Whitney Bank (formerly Hancock Bank of Louisiana) since 2006; Director of the Company since 2009.

John H. Pace, 81	Retired President, Interstate Companies of Louisiana, Inc. (1964 to 1998); Chairman of the Board, Whitney Bank (formerly Hancock Bank of Louisiana) since 2005; Director of the Company since 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2011 by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock. Where indicated, the information in the table is based on our review of filings with the SEC, and is determined under Rule 13d-1 of the Securities Exchange Act of 1934, as amended (the Exchange Act). Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Hancock Bank Trust Department One Hancock Plaza Gulfport, Mississippi 39501	7,079,576	(1)	8.36%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	5,267,166	(2)	6.22%

(1)

Consists of shares held and voted by the Trust Department of Hancock Bank as trustee for 141 fiduciary accounts. The Trust Department of Hancock Bank has sole voting rights on 4,500,395 shares and shared voting rights on 0 shares. It has the sole right to dispose of 3,751,799 shares and the shared right to dispose of 333,449 shares. No single account holds in excess of five percent of the total outstanding shares of common stock of Hancock Holding Company.

(2)

Based on information contained in the Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc. (BlackRock) as of December 31, 2011. BlackRock has sole voting and sole dispositive power with respect to all 5,267,166 shares of our common stock covered by the Schedule 13G. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts. No one person’s interest in our common stock is more than 5% of our total outstanding common shares.

The following table shows the number of shares of our common stock beneficially owned as of December 31, 2011 by (i) our directors, (ii) our named executive officers, as defined below in “Compensation Discussion and Analysis,” and (iii) all of our directors and executive officers as a group. The information in the table is based on our review of filings with the SEC and information provided by the individuals. Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Directors	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percent of Class
Alton G. Bankston (2)	6,676	*
Frank E. Bertucci (3)	6,614	*
Carl J. Chaney (4)	166,517	*
Richard B. Crowell (5)	190,359	*
Don P. Descant	6,043	*
James B. Estabrook, Jr. (6)	32,676	*
Hardy B. Fowler (7)	9,117	*
John M. Hairston (8)	153,812	*
Terence E. Hall	13,175	*
Randall W. Hanna (9)	5,018	*
James H. Horne (10)	64,986	*
Jerry L. Levens (11)	5,880	*
R. King Milling	118,715	*
Eric J. Nickelsen (12)	78,990	*
Thomas H. Olinde (13)	8,036	*
John H. Pace (14)	8,635	*
Christine L. Pickering (15)	6,359	*
Robert W. Roseberry (16)	139,211	*
Anthony J. Topazi (17)	7,011	*

Executive Officers
Michael M. Achary (18)	44,163	*
Joseph S. Exnicios (19)	78,868	*
D. Shane Loper (20)	59,274	*
Suzanne C. Thomas (21)	27,245	*
Directors and executive officers as a group (28 persons)	1,491,224	1.74%

*	Less than 1% of the outstanding common stock.
(1)

Ownership shown includes direct and indirect ownership and, unless otherwise noted and subject to community property laws where applicable, each shareholder has sole investment and voting power with respect to reported holdings.

(2)	Mr. Bankston’s share total includes 2,389 shares held jointly with his spouse and 1,890 shares held in the Company’s Non-Qualified Deferred Compensation Plan.
(3)	Mr. Bertucci’s share total includes 2,810 shares held in the Company’s Dividend Reinvestment Plan and 1,040 shares held by Mr. Bertucci’s spouse in the Company’s Dividend Reinvestment Plan.
(4)

Mr. Chaney’s share total includes 18,700 shares held by Mr. Chaney’s spouse, 238 shares held jointly by Mr. Chaney and his spouse, 980 shares for the benefit of Mr. Chaney’s children, 1,263 shares held in the Company’s Non-Qualified Deferred Compensation Plan, and 8,972 shares in the Company’s Dividend Reinvestment Plan. It also includes 72,000 exercisable options granted to Mr. Chaney under the 1996 Long-Term Incentive Plan (1996 LTIP) and 29,478 exercisable options, 24,295 restricted stock awards, and 5,878 performance stock awards granted under the 2005 Long-Term Incentive Plan (2005 LTIP).

(5)

Mr. Crowell’s share total includes 165,198 shares of stock in a limited liability company over which he has voting rights, 7,900 shares in Mr. Crowell’s family trusts, over which he has voting rights, but for which he disclaims beneficial ownership, and 4,619 shares in family trusts of which Mr. Crowell’s wife is the trustee, but for which he disclaims beneficial ownership. His share total also includes options exercisable on 5,643 shares that were converted in connection with the merger with Whitney Holding Corporation from options awarded under a former Whitney incentive plan.

(6)	Mr. Estabrook’s share total includes 5,473 shares held in the Company’s Non-Qualified Deferred Compensation Plan. He holds 13,305 shares jointly with his spouse.
(7)	Mr. Fowler’s share total includes 1,030 shares held by Mr. Fowler’s wife, for which he disclaims beneficial ownership.
(8)

Mr. Hairston’s share total includes 362 shares for the benefit of Mr. Hairston’s children and 3,314 shares held in the Company’s Non-Qualified Deferred Compensation Plan. His share total also includes 43,000 exercisable options granted to Mr. Hairston under the 1996 LTIP and 29,478 exercisable options, 22,407 restricted stock awards, 1,527 deferred performance stock units, and 4,351 performance stock awards granted under the 2005 LTIP.

(9)

Mr. Hanna’s share total includes 350 shares held in a 401(k); 2,953 shares held in the Company’s Non-Qualified Deferred Compensation Plan, and 34 shares held jointly with his spouse in the Company’s Dividend Reinvestment Plan.

(10)

Mr. Horne’s share total includes 1,493 shares held by his spouse in an IRA; 1,395 shares owned jointly by Mr. Horne and his spouse, 9,848 shares held in the Company’s Non-Qualified Deferred Compensation Plan; 4,683 shares held jointly by Mr. Horne’s spouse in the Dividend Reinvestment Plan and 37,233 shares held by companies that Mr. Horne holds a majority or partial interest. Mr. Horne’s share total also includes 8,333 shares of stock that are pledged as security for a loan.

(11)	Mr. Levens’ share total includes 3,765 shares held in the Company’s Non-Qualified Deferred Compensation Plan. He also has voting rights over 1,151 shares, for which he disclaims beneficial ownership.
(12)

Mr. Nickelsen’s share total includes 3,344 shares held in a trust over which Mr. Nickelsen has the authority to vote the shares. Mr. Nickelsen’s share total also includes options exercisable on 13,167 shares that were converted in connection with the merger with Whitney Holding Corporation from options awarded under a former Whitney incentive plan, and also includes 55,702 shares of stock that are pledged as security for a loan.

(13)	Mr. Olinde’s share total includes 3,277 shares held in the Company’s Non-Qualified Deferred Compensation Plan and 687 shares held in the Company’s Dividend Reinvestment Plan.
(14)	Mr. Pace’s share total includes 2,864 shares held in the Company’s Dividend Reinvestment Plan and 2,548 shares held in the Company’s Non-Qualified Deferred Compensation Plan.
(15)

Ms. Pickering’s share total includes 277 shares held by her spouse in an IRA. It also includes 50 shares held in the Company’s Dividend Reinvestment Plan and 3,626 shares held in the Company’s Non-Qualified Deferred Compensation Plan.

(16)	Mr. Roseberry’s share total includes 14,776 shares held by Mr. Roseberry’s spouse. It also includes 19,313 shares held jointly with his spouse and 18,728 share held jointly with his children.
(17)

Mr. Topazi’s share total includes 1,942 shares held jointly with his spouse. It also includes 1,188 shares in the Company’s Non-Qualified Deferred Compensation Plan and 537 shares held in the Company’s Dividend Reinvestment Plan.

(18)

Mr. Achary’s share total includes 3,380 shares held in an IRA, 1,100 shares held in the Company’s Dividend Reinvestment Program and 4,921 shares held in the Company’s 401(k) Plan. It also includes 7,500 exercisable options granted under the 1996 LTIP and 11,732 exercisable options, 2,243 performance stock awards and 9,656 restricted stock awards granted under the 2005 LTIP.

(19)

Mr. Exnicios’ total includes 15,952 shares held in Whitney’s 401(k) Plan and 18,072 restricted stock awards granted in the 2005 LTIP. It also includes 32,235 exercisable options that were converted in connection with the merger with Whitney Holding Corporation from options awarded under former Whitney incentive plans.

(20)

Mr. Loper’s share total includes 119 shares held by Mr. Loper’s spouse in the Company’s Dividend Reinvestment Plan, 39 shares held by Mr. Loper’s spouse, 248 shares held in the Employee Stock Purchase Plan, 655 shares held in the Company’s Non-Qualified Deferred Compensation Plan, 3,123 shares held in the Company’s Dividend Reinvestment Program, 2,638 shares held in the Company’s 401(k) Plan. It also includes 23,500 exercisable options granted under the 1996 LTIP and 11,732 exercisable options, 950 deferred performance stock units, 1,293 performance stock awards and 9,656 restricted stock awards granted under the 2005 LTIP.

(21)

Ms. Thomas’ share total includes 16,512 restricted stock awards granted under the 2005 LTIP. It also includes 2,716 exercisable options that were converted in connection with the merger with Whitney Holding Corporation from options awarded under former Whitney incentive plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership of the Company’s common stock, as well as reports of changes in ownership with the SEC. Based solely on a review of Forms 3, 4 and 5 and amendments thereto and on written representations from executive officers and directors to the Company, all required filings by such persons were timely made during 2011, except that, due to a Company administrative error, (i) certain of our executive officers (Messrs. Achary, Chaney, Francis, Hairston, Kendricks and Loper) each failed to file a Form 4 to report the delivery of shares to cover the withholding taxes due upon the vesting of restricted stock in January 2011, and (ii) Messrs. Estabrook, Hanna, Horne, Levens, Olinde and Topazi each filed one late Form 4 to report stock acquired in connection with deferrals.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

The Company’s Board held 12 meetings in 2011. The Board currently consists of 19 directors. In February 2012, the Board set the size of the Board at 18 directors, including two employee directors, to be effective at the annual meeting. The Company’s Board has the power to expand or reduce its size at any time. The Board has determined that all 17 nonemployee directors (including Mr. Bankston, who is not standing for re-election at this annual meeting) are independent under applicable rules of Nasdaq. The independent directors are Alton G. Bankston, Frank E. Bertucci, Richard B. Crowell, Don P. Descant, James B. Estabrook, Jr., Hardy B. Fowler, Terence E. Hall, Randall W. Hanna, James H. Horne, Jerry L. Levens, R. King Milling, Eric J. Nickelsen, Thomas H. Olinde, John H. Pace, Christine L. Pickering, Robert W. Roseberry and Anthony J. Topazi.

During 2011, the Company’s independent directors continued their longstanding practice of convening executive sessions by having at least five (5) such sessions following the end of Board meetings. Messrs. Chaney and Hairston and all employees excused themselves from these executive sessions.

During 2011, all of the directors, except Messrs. Crowell and Milling, attended at least 75% of the aggregate number of meetings of the Board and the Committees of the Board on which they served. Messrs. Crowell and Milling, each of whom became Board members in June, were unable to attend the requisite number of meetings due to receipt of the Company’s meeting schedule mid-year, which conflicted with prior commitments. The Board has adopted Corporate Governance Guidelines that include the expectation that its directors attend each annual meeting. All directors, except one, attended the Company’s 2011 annual meeting.

Board Qualifications

Set forth below are each director’s particular experience, qualifications, attributes or skills that, when considered in the aggregate, led the Board to conclude that the person should serve as a director of the Company.

Alton G. Bankston has been a director of the Company since 2005. He was the owner of Bankston Paint Center, Inc., Biloxi, Mississippi from 1970 to 2007. He is the former president of the Greater Biloxi Economic Foundation and a past director of the Mississippi Gulf Coast Community College Board. Mr. Bankston is a

current member of the University of Southern Mississippi President’s Advisory Board and the University of Southern Mississippi Foundation Board. Mr. Bankston has been an Advisory Director of Hancock Bank since 1995, bringing to it his knowledge of the Gulf Coast market and its economy.

Frank E. Bertucci has been a director of the Company since 2000. Since 1978, Mr. Bertucci has been employed with F.E.B. Distributing Co., Inc., a regional beverage wholesaler and currently serves as its President. Mr. Bertucci is also Chief Executive Officer of Capital City Beverage, Jackson, Mississippi, a beverage distributorship since 1943. He is a director of the Mississippi Malt Beverage Association in Jackson, Mississippi and a director of Fullhouse Venture Company L.P. of Gulfport, Mississippi. Mr. Bertucci’s companies are present throughout Mississippi, including the two largest markets in the state, one of which is the Gulf Coast region. Mr. Bertucci has been active in the U. S. Special Olympics organization, as well as a number of other charitable organizations throughout the Mississippi Gulf Coast market. He has been involved in the banking industry since 1995, when he became an Advisory Director of Hancock Bank, bringing to it his lifelong knowledge of the Mississippi Gulf Coast and its economy.

Carl J. Chaney has been a director of the Company since 2006. Mr. Chaney is President and Chief Executive Officer of Hancock Holding Company and has served as Chief Executive Officer since 2006; he has been President of Hancock Holding Company since 2008. He served as Chief Financial Officer and Executive Vice President of the Company, Hancock Bank, Gulfport, Mississippi and Hancock Bank of Louisiana from 1998 to 2006. Prior to joining the Company, Mr. Chaney was a bank merger and acquisition and regulatory attorney representing banks throughout 13 states in the Southeast and Southwest. Mr. Chaney serves on the Board of Directors of the Federal Reserve Bank of Atlanta, New Orleans Branch. He is a Director of Mississippi Power Company, Gulfport, Mississippi, where he serves as Chairman of the Compensation Committee and a member of the Controls and Compliance Committee. Mr. Chaney is Chairman of the Mississippi Banker’s Association; Treasurer and Director of the Mississippi Economic Council; and a Director of the Mississippi Partnership for Economic Development. He is a Director of the Gulf Coast Business Council; a Director of Gulf Coast Renaissance Corporation; a Board Member and former Chairman of the University of Mississippi Banking and Finance Advisory Council. Mr. Chaney is a course coordinator and instructor at the Graduate School of Banking at LSU and an instructor at the Mississippi School of Banking and the Alabama Banking School. Mr. Chaney is a frequent speaker at national conferences and conventions regarding the banking industry.

Richard B. Crowell has been a director of the Company since 2011. He is familiar with the Company’s largest Louisiana markets, has gained substantial knowledge about legacy Whitney’s operations and was its second longest serving director, making him an effective director of the Company. Mr. Crowell is an experienced attorney, and with his family was a substantial Whitney Holding Corporation shareholder. Mr. Crowell resides in Alexandria, Louisiana, which is the next largest metropolitan area in Louisiana north of Hancock’s market cities of Baton Rouge, Lafayette and Lake Charles. He has served as a director of Louisiana’s Public Affairs Research Council, which is headquartered in Baton Rouge. He joined the Whitney Holding Corporation Board in 1983 and served as Chairman of Whitney’s Audit Committee for more than 20 years. His tenure as director spans a full range of banking and economic cycles affecting the banking industry, including the Louisiana oil and gas boom and bust in the early 1980s, the nationwide real estate downturn in the late 1980s and early 1990s, the boom years of the later 1990s and finally the current economic climate. Mr. Crowell’s experience as an audit committee member includes his service on Cleco Corp’s audit committee; Cleco is a large, publicly held utility company headquartered in Pineville, Louisiana.

Don P. Descant has been a director of the Company since 2005. He is Chairman of the Board of a commercial general contracting firm licensed to do business in Louisiana and Mississippi. Established 48 years ago by his father, the business operations are managed by Mr. Descant and his three brothers. In addition to a lifelong career in commercial construction through competitive bidding, he has been involved in local and statewide leadership roles. He served as an elected member of the Bunkie City Council and served on the Bunkie General Hospital Board of Commissioners for 24 years. He is past president of Louisiana Associated General Contractors and presently serves on the organization’s legislative council. Mr. Descant is also a former member of the Louisiana

Licensing Board for Contractors, and is currently chairman of the Avoyelles Parish Planning Commission. He has served on the Board of Whitney Bank (formerly Hancock Bank of Louisiana) since 1995, and has an extensive knowledge of banking and the Central Louisiana market of the Company.

James B. Estabrook, Jr., has been a director of the Company since 1995. He was appointed Chairman of the Board in 2009. Mr. Estabrook has broad regional and national experience in the automobile sales and finance industry, together with real estate experience and a wealth of knowledge as to the Gulf Coast region’s economy. Mr. Estabrook’s principal occupation has been as President of Estabrook Motor Co., Inc. since 1967. He also serves as President of Estabrook Automotive, Inc. These enterprises are successful multi-line automobile dealerships serving the Mississippi Gulf Coast markets. Mr. Estabrook also has served in leadership positions for several regional and national automobile industry related organizations and trade groups, including serving as Chairman of Ford Dealer Advertising Fund (Southern Quality Dealers), Chairman of the Ford Zone Dealer Council and past President and Director of the Mississippi Automobile Dealers Association. He serves as Secretary and Treasurer/Director of Versant Holding Company; President of Auto Credit, Inc. (automobile finance business), President, Estabrook Properties, LLC (real estate business), President, Falcon Leasing and Rental, Inc., (daily rental automobile business) and President of Gulf Coast Financial Corp., Inc; Pascagoula, Mississippi. Mr. Estabrook has also served on the boards of numerous economic development and business councils in addition to leadership positions in several civic and charitable groups. He has served as an Advisory Director of Hancock Bank since 1985.

Hardy B. Fowler has been a director of the Company since 2011. He has substantial financial and accounting expertise, as well as knowledge of and substantial connections with the Company’s largest market, New Orleans, all of which combine to make him an effective director of the Company. Mr. Fowler has substantial academic and professional credentials, including an undergraduate degree in finance and an MBA. He is also a Louisiana certified public accountant. He concluded a 34 year career at the international accounting firm of KPMG in September 2009, which included 25 years as a tax partner and service as the New Orleans office’s managing partner for the last seven years. In addition to advising KPMG’s clients in the New Orleans market for many years, his civic and community ties to New Orleans are significant, including service on the boards of the Bureau of Governmental Research, the Business Council of New Orleans, Junior Achievement and many other civic organizations including the Louisiana State University’s Tiger Athletic Foundation, Lambeth House and Trinity Episcopal School.

John M. Hairston has been a director of the Company since 2006. Mr. Hairston was named Chief Executive Officer of the Company in 2006, then Chief Executive Officer and Chief Operating Officer in 2008. He served as Chief Operations Officer and Executive Vice President of Hancock Bank and Hancock Bank of Louisiana from 1994 to 2006. Mr. Hairston serves as a Commissioner of the Mississippi Gaming Commission; gaming is an integral part of the economy of the Gulf Coast region. He is Chairman of the Mississippi Information Technology Services Board of Directors, is Chairman of the Gulf Coast Business Council’s Premier Destination Initiative, is Chairman of the Mississippi State University College of Business Executive Advisory Board, and serves on the Board of Trustees for the Ohr O’Keefe Museum, Gulf Coast Business Council, and Mississippi State Research and Technology Corporation. He is involved with the American Bankers Association as a member of the American Bankers Council and the American Bankers Government Relations Council. Mr. Hairston also serves on the faculty of the Louisiana State University Graduate School of Banking.

Terence E. Hall has been a director of the Company since 2011. He has substantial experience as an executive of a large public company engaged in an industry important to the Company and its markets, familiarity with several key Company markets, and educational and prior business experience, all of which make him an effective Company director. Mr. Hall joined the Whitney Holding Corporation Board in 2009 and served on its Executive Committee, Nominating and Corporate Governance Committee, and Compensation and Human Resources Committee. From 1995 to May 2010, Mr. Hall served as Chairman and CEO of Superior Energy Services, Inc. and currently serves as the company’s Chairman. Superior is a leading provider of specialized oilfield services and equipment, focused on serving the drilling and production-related needs of oil and gas companies, as well as the plug and abandonment and decommissioning services required at the end of a well’s life. Energy related lending — especially lending to support service activities such as those engaged in by Superior — is a significant industry segment for Hancock. Headquartered in Houston, Superior has facilities located in many of the same cities and towns in South Louisiana that host Whitney Bank’s locations. In addition to his experience at Superior, Mr. Hall’s qualifications as a Company director include his law degree and decade of experience as a practicing attorney, as well as the insights he gained over several years as an entrepreneur and business manager prior to founding Superior in 1987.

Randall W. Hanna has been a director of the Company since 2009. Mr. Hanna is the Chancellor of the Florida College System that serves approximately 900,000 higher education students through 28 institutions in Florida. The Florida College System is the primary access point for higher education in Florida and is the leading provider of workforce training in the state. Prior to being appointed chancellor in November 2011, Mr. Hanna served as Chairman and Managing Shareholder of Bryant Miller Olive, a legal firm with offices in Florida, Washington, D.C. and Atlanta. Under his leadership the firm became one of the leading firms in Florida, especially in the area of public finance. As an attorney, he worked on complex financial and economic development transactions throughout the entire State of Florida. Mr. Hanna has substantial knowledge of the Florida market. He is a member of the Florida Council of 100, past chairman of the Greater Tallahassee Chamber of Commerce, a former member of Florida A & M University Board of Trustees, a past chairman of the State Board of Community Colleges; and a past chairman of the Florida Board of Bar Examiners. He previously served as Special Counsel to United States Senator Bob Graham. He was named as one of the “Most Influential Floridians” by Florida Trend Magazine. Prior to being named as a Director of the Company, he served as a Director of Hancock Bank of Florida from 2007 to 2010.

James H. Horne has been a director of the Company since 2000. He has substantial real estate investment experience having been involved in the appraisal, management and development of real estate on the Mississippi Gulf Coast since 1974. He began his service on the Hancock Bank Board in 1995. He spent over 30 years as an MAI real estate appraiser on the Mississippi Gulf Coast, and he is a past president of the Mississippi Chapter of the Appraisal Institute. His extensive appraisal experience involved commercial and industrial properties, as well as timberlands. His appraisal expertise has been sought and utilized by banks throughout the Gulf Coast market. In addition to his appraisal career, Mr. Horne has been involved in the real estate development business, having developed subdivisions and a chain of self storage facilities on the Mississippi Gulf Coast and in the Mobile area, two important markets of the Company. He currently is the co-owner and President of Handy Lock Self Storage Centers (management and development), and he manages several large, industrial warehouses. He has served on the Loan Oversight Committee, Audit Committee, Operations Committee, Mergers and Acquisitions Committee and currently serves as the Chairman of the Nominating and Corporate Governance Committee, all of which have benefited from his extensive knowledge of the Mississippi Gulf Coast and its real estate market. This experience and expertise combine to make him an effective director of the Company.

Jerry L. Levens has been a director of the Company since 2009. He has substantial financial, accounting, auditing, professional and business experience that prepared him to serve on Hancock Holding Company’s Board of Directors and makes him an effective director. Prior to joining the Hancock Holding Company Board of Directors he served as a Director of Hancock Bank (Mississippi) in 2008. He currently serves as Chairman of the Board Risk Committee and is a member of the Audit Committee and the Credit Risk Management Subcommittee. Mr. Levens has worked in the accounting field since 1978 and has been a partner since 1992 at the regional CPA firm of Alexander, Van Loon, Sloan, Levens & Favre, PLLC, which is based on the Mississippi Gulf Coast. He is the partner in charge of all the firm’s audit and assurance engagements. He has substantial academic and professional credentials, including an undergraduate degree in accounting from the University of Mississippi, a Mississippi certified public accounting license, and is also a certified fraud examiner. He is a member of the American Institute of Certified Public Accountants (AICPA) and was an elected member of its’ governing Council to represent the State of Mississippi CPAs. He is also a member and past president of the Mississippi Society of Certified Public Accountants (MSCPA) and was appointed by a former Governor to a five-year term on the Mississippi State Board of Public Accountancy and served one year as its chairman.

Mr. Levens is also a member of the National Association of Corporate Directors (NACD) and Mississippi Gulf Coast Chamber of Commerce Foundation, Inc. where he is the current Chairman. He serves as the Treasurer of the Infinity Science Center, Inc., Chairman of the Financial Council for the Catholic Diocese of Biloxi, Inc., and the Chairman of the Pastoral Council at St. Thomas the Apostle Catholic Church. At the University of Mississippi, Mr. Levens serves on the E. H. Patterson School of Accountancy Professional Advisory Council and on the Board of Directors of the University’s Alumni Association. He has received numerous awards and commendations for his civic and business activities.

R. King Milling has been a director of the Company since 2011. He has substantial knowledge of all assets and liabilities held by Whitney Holding Corporation, now part of Hancock Holding Company, including its customers and the New Orleans, Houston, Mobile, Tampa and Pensacola markets. His banking expertise and prominence in civic and governmental initiatives are important to the Company’s south Louisiana markets and combine to make him an effective director of the Company. Mr. Milling was elected to the Whitney Holding Corporation Board in 1978 and served as President from 1984 to 2007 and as Vice Chairman from 2007 to 2008. Prior to his election as President, Mr. Milling had practiced law in New Orleans since 1965, thereby developing skills that serve him well as a director. A lifelong resident of New Orleans, his role as President allowed him to frequently visit customers and employees throughout the footprint. His involvement in civic and governmental initiatives important to the Company’s markets is extensive, including those with a focus on Louisiana’s eroding coastline and exposure to disasters like hurricanes Katrina and Rita in 2005. A partial list of his current contributions includes service as Chairman, Governor’s Advisory Commission on Coastal Restoration and Conservation since 2002; Member, Coastal Protection and Restoration Authority; Chairman, America’s WETLAND Foundation; and as a director of the Louisiana Disaster Recovery Foundation, LSU Health Sciences Center Foundation since 1999 and Dillard University since 1991.

Eric J. Nickelsen has served as a director of the Company since 2011. He has substantial knowledge of an important Company market, experience both as a real estate developer and banker, and knowledge gained during his decade-long tenure as a Whitney Holding Corporation director, all of which combine to make him an effective director of the Company. Mr. Nickelsen lives and works in Pensacola, Florida, which is part of the Company’s Florida panhandle market that extends east to Destin and Fort Walton. Prior to beginning his career in real estate development and numerous other businesses, Mr. Nickelsen was a banker, with varying responsibilities relating to operations and lending between 1966 and 1998. By the end of his banking career, Mr. Nickelsen led the Northwest Florida region for Barnett Bank in the capacity of Chairman, President and CEO. Mr. Nickelsen plays a prominent role in the Florida panhandle market, by serving as chairman of institutions such as the Pensacola Junior College Foundation, the University of West Florida Foundation, the Pensacola Area Chamber of Commerce, Rebuild Northwest Florida, Inc. and the Sacred Heart Health System (a large health organization operating three hospitals and other facilities in the Florida panhandle) and as chairman or director of numerous other civic and community groups. He has received numerous awards and commendations for his past civic and business activities. Mr. Nickelsen joined the Whitney Holding Corporation and the Whitney Bank Board in 2000 and gained knowledge of Whitney through his service on Whitney’s Executive Committee from 2000-2011, Audit Committee from 2002-2011, Compensation and Human Resources Committee from 2006-2011, Nominating and Corporate Governance Committee from 2005-2011 and lead director from 2009-2011.

Thomas H. Olinde was named a director of the Company in 2009. He has been a director of Whitney Bank (formerly Hancock Bank of Louisiana) since 2006. Mr. Olinde has been the President of Olinde Hardware and Supply Co., Inc. since 1997. He also serves as a Director of B. Olinde and Sons Co., Inc. and previously worked as a credit manager. Mr. Olinde currently serves as Chairman of the Furniture Marketing Group, the largest buying group in the country, and is currently a board member of the National Home Furnishings Association. Additionally, Mr. Olinde is a former member of the Broyhill Furniture National Dealer Council and past director of the National Coalition of Community and Justice. He is a recipient of the Volunteer Activist Award in the greater Baton Rouge area, an important market for the Company.

John H. Pace was named a director of the Company in 2005. He served as President of Interstate Companies of Louisiana from 1964 until 1998. Interstate served all of Louisiana in sales to schools, hospitals, and offices. Mr. Pace also served as Director of Missco Corp. of Jackson, the holding company of Interstate Companies. Mr. Pace’s experience includes overseeing associated Missco companies in Arkansas, Alabama, Tennessee, Georgia, South Carolina and Florida, in addition to Louisiana. These states encompass several key markets of the Company. He served as director of the Council for a Better Louisiana for three years. He is an active Member of Young Presidents Organization and World Presidents Organization and was President of Louisiana YPO and served as Treasurer.

Christine L. Pickering has been a director of the Company since 2000. She has substantial financial and accounting expertise due to her experience as a licensed Certified Public Accountant for the past 25 years. Ms. Pickering has a great deal of experience as an Audit Committee member and has chaired the Audit Committee for the Company since 2004. Ms. Pickering has gained extensive knowledge of the Company during her tenure of more than a decade of experience as a director for the Company. Ms. Pickering is the owner of Christy Pickering, CPA since 1991. She is a member of the American Institute of Certified Public Accountants. Ms. Pickering is a director of Mississippi Power Company, Gulfport, Mississippi, where she serves as the Chair of the Controls and Compliance Committee. She is a Board member and Audit Committee Chair of Infinity, Inc., a Board member and Audit Committee Chair of Gulf Coast Renaissance Corporation, and a Trustee of the Mississippi Institutions of Higher Learning. She has been an Advisory Director of Hancock Bank since 1995. Her wealth of financial and accounting expertise combined with her extensive knowledge of the Gulf Coast market make her an effective director of the Company.

Robert W. Roseberry has been a director of the Company since 2001. He has substantial experience as a banker and has extensive knowledge of the Mississippi market, both of which make him an effective Company director. He is the retired, former President of the Northern Division of Hancock Bank from 2001 to 2007. Mr. Roseberry was the Chairman and Chief Executive Officer of Lamar Capital Corporation, which was acquired by Hancock Holding Company, from 1998 to 2001 and the President and Chief Executive Officer of Lamar Bank from 1986 to 1998. He is the owner of Pine Lake Farms, LLC. Mr. Roseberry served in various capacities with Lamar Bank from 1971 to 1986 and was a director of Lamar Bank from 1972 to 2001.

Anthony J. Topazi has been a director of the Company since 2007. Mr. Topazi is currently the Executive Vice President and Chief Operating Officer of Southern Company. Based in Atlanta, Southern Company is one of the largest generators of electricity in the nation, serving both regulated and competitive markets across the southeast in Mississippi, Alabama, Florida and Georgia. He served as President and Chief Executive Officer, Mississippi Power Company from 2004 to September 2010. Mr. Topazi served on the Board of the Federal Reserve Bank, New Orleans Branch until December 2010. Additionally, Mr. Topazi has held numerous executive leadership positions with Gulf Coast business, economic and service organizations. Mr. Topazi served as Chairman of Momentum Mississippi, a public-private partnership appointed by the Governor to enhance the State’s economic development future. He also served as chairman of the Gulf Coast Business Council, and as Chairman of the Gulf Coast Renaissance Corporation, which focuses on the redevelopment of the coastal communities and housing for the workforce. In addition to numerous other organizations Mr. Topazi has served as a board member of the Mississippi Economic Council, the Mississippi Partnership for Economic Development, the Gulf Coast Community Foundation, and the Mississippi Gulf Coast Chamber of Commerce. Mr. Topazi has served as Advisory Director of Hancock Bank since 2004.

Compensation of Directors

For information regarding the compensation of our directors, see “Executive Compensation — Compensation of Directors.”

Board Committees

The Company has established four standing committees: Audit, Compensation, Nominating and Corporate Governance and Board Risk Management. The Board and each committee has the authority to consult with and retain independent legal, financial or other outside advisors, as each deems necessary and appropriate, without seeking approval of management.

The members of the Board and the standing committees on which each currently serves are identified below.

Name	Audit	Compensation	Nominating and Corporate Governance	Board Risk Management
Alton G. Bankston
Frank E. Bertucci		X *
Carl J. Chaney
Richard B. Crowell				X
Don P. Descant		X
James B. Estabrook, Jr. †				X
Hardy B. Fowler	X		X
John M. Hairston
Terence E. Hall		X
Randall W. Hanna
James H. Horne			X *	X
Jerry L. Levens	X			X *
R. King Milling
Eric J. Nickelsen				X
Thomas H. Olinde	X
John H. Pace
Christine L. Pickering	X *		X
Robert W. Roseberry				X
Anthony J. Topazi		X

†	Chairman of the Board
*	Committee Chairman

Audit Committee

The Audit Committee is currently comprised of Ms. Pickering (Chairperson) and Messrs. Levens, Olinde and Fowler. The Board has determined that Ms. Pickering and Messrs. Levens, Olinde and Fowler each meet the additional independence criteria under the rules and regulations of the SEC and the listing rules of Nasdaq for service on the Audit Committee. Although other members of the Audit Committee may qualify as “audit committee financial experts” as defined in applicable SEC regulations, the Board has designated Ms. Pickering, a practicing CPA, as its “Audit Committee financial expert.” The Audit Committee held four (4) meetings during 2011.

The Audit Committee is governed by a written charter, a copy of which is on the Company’s website under Investor Relations — Corporate Overview — Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308. Information regarding the functions of the Audit Committee is set forth in the “Audit Committee Report,” included on page 49 of this proxy statement.

Compensation Committee

The Company has a Compensation Committee, which is currently composed of independent directors (as the term independent is defined by Nasdaq) Frank E. Bertucci, (Chairperson), Don P. Descant, Terence E. Hall and

Anthony J. Topazi. The Board has determined that the Compensation Committee members each meet the SEC’s and Internal Revenue Code’s additional independence criteria to serve on the Compensation Committee. The Compensation Committee met five (5) times in 2011.

The primary purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to the compensation of the Company’s Chief Executive Officers, other officers of the Company and its subsidiaries having the rank of Executive Vice President or higher and who report directly to the Chief Executive Officers and any executive officer within the meaning of Section 16 of the Exchange Act. The Compensation Committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The Compensation Committee also oversees the preparation of and approves the annual report on executive compensation and the narrative disclosure of the Company’s risk management compensation for inclusion in the Company’s proxy statement. The Compensation Committee’s Charter appears on the Company’s website under Investor Relations — Corporate Overview — Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308. The Charter further outlines the Compensation Committee’s responsibilities and duties.

Nominating and Corporate Governance Committee

The Company has a Nominating and Corporate Governance Committee (the Nominating Committee). In 2011, the Nominating Committee consisted of three (3) independent directors (as the term independent is defined by Nasdaq rules): James H. Horne, John H. Pace (Chairperson), and Christine L. Pickering. Mr. Fowler replaced Mr. Pace on the Nominating Committee in January 2012 and Mr. Horne became Chairperson. The Nominating Committee held two (2) meetings in 2011. The Nominating Committee provides oversight on a broad range of issues surrounding the composition and operation of the Board of the Company and its committees. The Nominating Committee’s charter is available on the Company’s website under Investor Relations — Corporate Overview — Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308.

Nominations for election to the Board, other than those made by or at the direction of the Board, may be made by a shareholder by delivering written notice to the Corporate Secretary not less than 50 nor more than 90 days prior to the meeting at which directors are to be elected, provided that the Company has mailed the first notice of the meeting at least 60 days prior to the meeting date. If the Company has not given such notice, shareholder nominations must be submitted within 10 days following the earlier of: (i) the date that notice of the date of the meeting was first mailed to the shareholders, or (ii) the date on which public disclosure of such date was made.

The shareholder’s notice must set forth as to each nominee: (i) the name, age, business address and residence address of such nominee; (ii) the principal occupation or employment of such nominee; (iii) the class and number of shares of the Company’s common stock that are beneficially owned by such nominee; and (iv) any other information relating to such nominee as may be required under federal securities laws to be disclosed in solicitations of proxies for the election of directors. The shareholder’s notice must also set forth as to the shareholder giving notice: (i) the name and address of such shareholder and (ii) the class and amount of such shareholder’s beneficial ownership of the Company’s capital stock.

If the information supplied by the shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder’s nomination should not be brought before the meeting and that such nominee shall not be eligible for election as director of the Company.

It is the Nominating Committee’s policy to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board. The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Nominating Committee does not perceive a need to increase the size of the Board. The Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be followed by Shareholders

To submit a recommendation of a director candidate to the Nominating Committee, in addition to the information set forth above, a shareholder should submit the following information in writing to Ms. Joy Lambert Phillips, Corporate Secretary, One Hancock Plaza, 2510 14th Street, Suite 610, Gulfport, MS 39501:

1. All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;

2. The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serve as a director if elected;

3. As to the shareholder making the recommendation, the name and address, as they appear on the Company’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s common stock, the shareholder should submit his name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

4. A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

Director Qualifications, Qualities, and Skills

The Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board. First, a candidate must meet any eligibility and qualification requirements set forth in any Company, Board or Committee governing documents.

The Nominating Committee believes that directors must demonstrate a variety of personal traits, leadership qualities, and individual competencies. The Nominating Committee will consider the following criteria in selecting nominees: integrity, honesty and reputation; financial, regulatory and business experience; familiarity with and participation in the local community; dedication to the Company and its shareholders; and independence. For individuals considered for Board leadership roles, the following skill sets are also required: communications skills, facilitation skills, crisis management skills, and relationship building/networking skills.

Diversity Considerations

The Corporate Governance Guidelines do not specifically define diversity. The Nominating Committee believes that the Board should have directors with diverse experience and business knowledge. In practice, the Nominating Committee has viewed diversity as the collective strength of experiences, skills, talents, perspectives, and cultures that each nominee would bring to the Board. Moreover, the Nominating Committee has focused on whether nominees will reflect the geographic and line of business diversity of the Gulf Coast markets and customers we serve.

Board Risk Management Committee

The Board Risk Management Committee is comprised of independent Company directors Jerry L. Levens (Chairperson), Richard B. Crowell, James B. Estabrook, Jr., James H. Horne, Eric J. Nickelsen and Robert W. Roseberry, as well as Hancock Bank directors Gordon L. Redd, Jr. and C. Richard Wilkins. The Board Risk Management Committee reviews the Company’s processes for identifying, assessing, monitoring, and managing credit risk, liquidity risk, market risk, operational risk, and reputational risk. The Board Risk Management Committee assesses the operational processes associated with the Company’s potential risk related to business recovery, compliance, corporate insurance, and legal. The Board Risk Management Committee may receive information from other committees as appropriate in fulfilling its risk management oversight function. The Board Risk Management Committee met four (4) times during 2011. The Board Risk Management Committee acts pursuant to a written Charter, a copy of which is available on the Company’s website under the Investor Relations — Corporate Overview — Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308.

Board Leadership Structure and the Board’s Role in Risk Oversight

The Board solicits input and nominations from its members and elects one of its members as Chairman. The Chairman or the President presides over each Board meeting and performs such other duties as may be incident to the office. Although the bylaws and corporate governance guidelines would allow the Company’s Chairman to hold the position of Chief Executive Officer, it is the current policy of the Board to separate these offices. This separation allows the Chairman to maintain an independent role in management oversight.

The Board of the Company recognizes that risk management is an enterprise-wide responsibility. The Board oversees the Company’s corporate risk governance processes through its committees. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports from the appropriate risk owner within the Company to enable it to understand the risk identification, risk management, and risk mitigation procedures. The Board Risk Management Committee assists the Board in the assessment and management of the Company’s policies, procedures and practices relating to liquidity risk, interest rate risk, credit risk, market risk, operational risk, and reputational risk. The Audit Committee reviews the Company’s systems to manage and monitor financial risk with management and internal audit. The Compensation Committee evaluates and manages any risks posed by compensation programs. In addition, the Board and executive management have appointed a Chief Risk Officer, who is a member of executive management, to support the risk oversight responsibilities of the Board and its committees and to involve management in risk management by establishing committees comprised of management personnel who are assigned responsibility for oversight of certain operational risks. The Chief Risk Officer reports to the Board each quarter on the Company’s enterprise-wide risk management system.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during our 2011 fiscal year to individuals who served as our Chief Executive Officers or Chief Financial Officer during the year, and to our three other most highly-compensated executive officers (our Named Executive Officers or NEOs). Our fiscal 2011 Named Executive Officers are:

Carl J. Chaney, President and CEO

John M. Hairston, CEO and Chief Operating Officer

Michael M. Achary, Chief Financial Officer

Joseph S. Exnicios, President, Whitney Bank

Suzanne C. Thomas, Chief Credit Officer, Whitney Bank

D. Shane Loper, Chief Risk and Administrative Officer

Later in this proxy statement under the heading, “Executive Compensation,” is a series of tables containing specific information about the compensation earned by or paid in 2011 to the Named Executive Officers. The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

Having grown in prior years primarily through internal expansion and through smaller acquisitions, 2011 was a pivotal year for us marked by the addition of $11.7 billion in assets with the acquisition of Whitney Holding Corporation (Whitney). On June 4, 2011, the Company acquired all of the outstanding common stock of

Whitney, a bank holding company based in New Orleans, Louisiana, in a stock and cash transaction (the Merger). The integration of the management and accounting functions related to the Merger has been successful to date and continues to progress as scheduled with the assistance of integration teams consisting of legacy Whitney employees and Company associates, together with professional consultants who have been engaged to assist with these matters.

The Company currently has approximately $20 billion in assets and is the parent company of two wholly-owned subsidiaries, Hancock Bank, headquartered in Gulfport, Mississippi, and Whitney Bank, headquartered in New Orleans, Louisiana. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2011.

Overview of Fiscal 2011

As further discussed below, certain of the Company’s incentive compensation elements are based on goals measured by the financial performance of the Company, including net income growth, deposit growth and loan growth. During 2011, 100% of the performance goals for each of these measurement metrics were met by the Company. The Company’s financial and operational accomplishments for fiscal 2011 include the following highlights (attributable in large part to the Merger):

•	An increase in net income of $24.6 million, or 47%, from 2010

•	An increase in total assets of $11.6 billion over 2010

•	An increase in total loans of $6.2 billion for the 12-months ending December 31, 2011

•	An increase in total equity of $1.5 billion from December 31, 2010 to December 31, 2011

•	Total capital ratio at December 31, 2011 of 13.55%

Executive Compensation Program Highlights

As discussed in greater detail below, our executive compensation program is designed to ensure an appropriate linkage between executive pay, Company performance, and shareholder results. Some highlights of our compensation program include:

•

A High Percentage of Executive Compensation is Performance-Based. More than half of our Chief Executive Officers’ total direct compensation (base salary, annual incentive, and long-term incentive awards) and an average of fifty percent (50%) of the total direct compensation of all our NEOs is performance-based, meaning that it must be earned on the basis of corporate and individual performance goals (in the case of annual incentive award opportunity) or its future value, if any, is contingent upon the future performance of the Company’s common stock. We consider our time vested stock options and performance stock awards to be performance-based.

•	Modest Perquisites. We generally provide modest perquisites to our executives, consistent with our goal of aligning our executive’s interest with the interests of our shareholders.

•

Our Executives Are Subject to Stock Ownership Guidelines. Executives are expected to comply with our Stock Ownership Guidelines within three years of becoming subject to those guidelines (3x base salary for our Chief Executive Officers and 2x base salary for other executive officers).

Key actions taken in 2011 relating to Named Executive Officer compensation include the following:

•

The Compensation Committee worked with Pearl Meyer & Partners, LLC to develop and approve a three-year relative total shareholder return measure for use as the performance metric for performance stock under the Long-Term Incentive Plan.

•

The Compensation Committee modified the 2011 Management Incentive Plan to mitigate risk by implementing a 50% reduction of the corporate performance component, if in any quarter during a given calendar year the Company reduces the common dividend per share from the actual amount per share paid in the immediately preceding quarter.

•

The Compensation Committee conducted an annual review with the Chief Risk and Administrative Officer to maintain and enhance the understanding of the potential risks posed by the compensation policies and practices for its executive officers and all other associates at the Company and the banks. The Compensation Committee concluded that existing risks are reasonable and not likely to have a material adverse effect on the Company.

Objective of the Company’s Compensation Program

Our compensation program is designed to achieve the following objectives:

•	drive performance relative to the Company’s financial goals, balancing short-term and intermediate operational objectives with long-term strategic goals;

•	align executives’ long-term interests with those of shareholders;

•	provide increased compensation opportunities for exceptional individual performance, which can result in differentiated compensation among executives; and

•	place a significant portion of total compensation at risk, contingent on Company performance.

Role of the Compensation Committee

The Compensation Committee assists our Board in discharging its responsibilities relating to the compensation of our executive officers. The Compensation Committee is responsible for annually assessing the performance of our Named Executive Officers and for determining both their annual salary and incentive (short and long-term) compensation opportunities. Each of the four members of our Compensation Committee is independent as that term is defined under Nasdaq listing standards. The Compensation Committee from time to time retains independent executive compensation consultants to assist in evaluating the compensation practices at the Company and to provide advice and ongoing recommendations regarding executive compensation consistent with our business goals and pay philosophy. Historically, the Compensation Committee has engaged a compensation consultant only every other year to perform an executive compensation study and normally would not have utilized a consultant during 2011. However, due to the increased size of the organization as a result of the Merger, the Committee wanted to ensure the compensation program for our executives was reflective of the Company’s new size and each executive’s expanded scope of responsibility and, therefore, engaged Pearl Meyer & Partners, LLC (Pearl Meyer) during 2011 to provide executive compensation consulting services. The scope of Pearl Meyer’s executive compensation consulting assignments included a comparison of Hancock’s current levels of base salary, annual cash incentive opportunity and equity-based compensation to that paid by the banks in Hancock’s Peer Bank Group (listed below), which was revised after the Merger. The Compensation Committee utilized data developed by Pearl Meyer in its determination of whether each element of the executives’ compensation package was competitive with the market and to determine whether any adjustments were appropriate. This information was also used to establish the value of long-term incentives granted to the Named Executive Officers.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee works closely with the Chief Risk and Administrative Officer and Human Resources, who provide administrative support to the Compensation Committee, as requested. Occasionally, executives may attend a Compensation Committee meeting to discuss Company and individual performance or to provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.

For each executive officer other than the Chief Executive Officers, the Chief Executive Officers make recommendations to the Compensation Committee regarding compensation decisions. The Compensation Committee reviews recommendations made by our Chief Executive Officers and information from the Pearl Meyer executive compensation review. These decisions are based on a variety of factors, including short and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance and competitive market data. The Chief Executive Officers are excused from the meeting before decisions are made.

Role of Compensation Consultant and Review of Market Data

The Compensation Committee reviews and analyzes market data by Pearl Meyer to ensure that our executive officer compensation is competitive with the marketplace. We compare compensation paid to our executive officers with compensation paid to executive officers in similar positions at other banks of comparable size (the Peer Bank Group), and we use the market information to test the reasonableness of the compensation decisions we make. In 2011, the Peer Bank Group was revised to reflect the Company’s new size and scope due to the Merger. Hancock’s revised Peer Bank Group consists of the following 23 banks:

COMPANY NAME, HEADQUARTERS’ STATE	TICKER
Associated Banc-Corp, WI	ASBC
Astoria Financial Corporation, NY	AF
BancorpSouth, Inc., MS	BXS
Bank of Hawaii Corporation, HI	BOH
BOK Financial Corporation, OK	BOKF
City National Corporation, CA	CYN
Commerce Bancshares, Inc., MO	CBSH
Cullen/Frost Bankers, Inc., TX	CFR
East West Bancorp, Inc., CA	EWBC
First Citizens Bancshares, Inc., NC	FCNCA
First Horizon National Corporation, TN	FHN
First Niagara Financial Group, NY	FNFG
FirstMerit Corporation, OH	FMER
Fulton Financial Corporation, PA	FULT
New York Community Bancorp, Inc., NY	NYB
People’s United Financial, Inc., CT	PBCT
Susquehanna Bancshares, Inc., PA	SUSQ
SVB Financial Group, CA	SIVB
Synovus Financial Corporation, GA	SNV
TCF Financial Corporation, MN	TCB
Valley National Bancorp, NJ	VLY
Webster Financial Corporation, CT	WBS
Wintrust Financial Corporation, IL	WTFC

How We Determine and Assess Executive Compensation

We believe that the total compensation package available to our executives should be fair, balanced and competitive; it should provide enhanced levels of financial reward based on achieving higher levels of performance; and it should be designed to recognize and reward both short and long-term performance. After careful consideration and analysis of market survey data provided by our executive compensation consultant, we set our executive officer compensation at levels competitive within the Peer Bank Group. While the Compensation Committee considers many factors in setting executive compensation, generally the Compensation Committee strives to achieve a market position for an executive’s total compensation at approximately the upper quartile of the Peer Bank Group assuming the Company’s performance is consistent with that group.

Consideration of Say-on-Pay Vote Results

At our 2011 annual meeting, we held our first non-binding shareholder advisory vote on executive compensation (say-on-pay). Our shareholders overwhelmingly approved our fiscal 2010 executive compensation, with more than 95% of voting shareholders casting their vote in favor of the say-on-pay resolution. While many of the significant fiscal 2011 compensation decisions had already been made at the time of the vote, the Compensation Committee was mindful of the strong support our shareholders expressed for our compensation program when making executive compensation decisions in the latter half of 2011, including base salary adjustments and long-term incentive awards. In making these executive compensation decisions, which are discussed more fully below, the Compensation Committee’s main considerations included our shareholders’ strong support for our 2010 executive compensation program, proposed adjustments to our program necessitated by the Merger, and the peer and market information provided by the Compensation Committee’s compensation consultant. The Compensation Committee will continue to consider our shareholders’ views when making executive compensation decisions in the future.

At our 2011 annual meeting the shareholders also approved the say-on-pay vote to be implemented once every three (3) years. Since the 2011 annual meeting, however, the Company has completed the Merger and there are now shareholders of the Company who were not shareholders at the time of the 2011 annual meeting and the say-on-pay vote. Considering these factors, the Company’s Board has voted to implement an annual say-on-pay vote beginning with the 2012 annual meeting.

Elements of Our Compensation Program

In 2011, our executive officer compensation program consisted of the following elements: base salary, annual cash incentives, long-term equity incentives, retirement benefits, severance protections and other benefits, including perquisites.

Base Salary

We provide base salaries to our executive officers as compensation for performing their day-to-day responsibilities. Base salaries are set based on a variety of factors, including competitive pay levels within our industry and the Peer Bank Group, internal pay alignment and equity, and an overall assessment of Company and individual performance. We rely heavily upon the salary survey data produced by Pearl Meyer to determine if the base salaries of our executives are competitive in the marketplace and also look at the actual performance of each executive to determine if base salary increases are warranted. We generally target the median of base salaries for similar positions paid by companies in our Peer Bank Group and within our industry as a whole when setting base salaries of the executive officers. The Compensation Committee may, however, set an executive salary above the market median if it determines that specific circumstances justify a base salary adjustment to a higher level.

As previously reported, after the executive compensation study conducted in 2010, the Compensation Committee had approved a second phase of compensation to be effective for June 1, 2011, providing the performance of the executive was maintained. With the change in the Company size and scope of responsibilities following the Merger, the Compensation Committee commissioned a new executive compensation study to be conducted by Pearl Meyer. After reviewing the results of the study and recommendations from Pearl Meyer, the Compensation Committee did not put in place the previously approved increases and instead adjusted salaries in June 2011 based on the new study information.

In 2011, the Compensation Committee approved base salary increases for the Named Executive Officers. These salaries were set by the Compensation Committee based on salary survey information contained in Pearl Meyer’s executive compensation review, which looked at the salary levels of comparable positions in the Peer Bank Group. Effective June 16, 2011, the following annual base salary increases were effective: Carl J. Chaney $100,000; John M. Hairston $100,000; Michael M. Achary, $62,000 and D. Shane Loper, $62,000. Suzanne C. Thomas received an annual base salary increase effective October 1, 2011 in the amount of $40,000.

Following these adjustments, base salaries for the Named Executive Officers, as of December 31, 2011, were as follows: Mr. Chaney, $607,000; Mr. Hairston, $607,000; Mr. Achary, $355,000; Mr. Exnicios, $355,000; Ms. Thomas, $260,000; and Mr. Loper $355,000.

Annual Cash Incentive

The Company uses annual incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. The 2011 Management Incentive Plan was designed to focus executive officers towards improving two principle areas of performance: corporate and individual. To accomplish the focus, each of the two components is independently funded. The corporate component uses three (3) key performance measurement areas: net income growth, average annual deposit growth, and average annual loan growth.

Each individual in the plan is eligible for a target percentage of their base salary. Target annual cash incentives for 2011 for our Named Executive Officers were: Messrs. Chaney and Hairston 80%, Messrs. Achary and Loper 60%, Mr. Exnicios and Ms. Thomas 50%.

The corporate component is weighted based on the level of corporate responsibility and impact each executive’s position carries. The performance goals for the 2011 Management Incentive Plan corporate component were: Net Earnings of $101.7 million (60% of corporate component); Average Annual Deposits of $14.89 billion (20% of corporate component) and Average Annual Loans of $11.86 billion (20% of corporate component). These goals represent the target performance for a 100% completion of the corporate component. To determine the final completion percentage of the corporate component, the Compensation Committee uses two assessment measures: 1) actual corporate performance against the set corporate performance goals, and 2) the Company’s performance against the regional and top quartile peer group’s performance. Based on the Company’s performance against the regional and top quartile group’s performance, the Compensation Committee has the discretion to increase or decrease the completion percentage of the corporate component.

The 2011 actual corporate performance was: Net Earnings of $133.2 million, Average Annual Deposits of $15.71 billion and Average Annual Loans of $11.25 billion. For 2011, the Compensation Committee reviewed the actual corporate performance and the Company’s performance compared to regional and top quartile peers. Based on this review, the Committee approved a corporate component percentage of 155.18%. This approval was conditionally approved in November and ratified in January 2012 prior to payment based on confirmation of corporate performance. The individual goals in 2011 for each executive are: 1) leadership competency, 2) adherence to the Company’s core values, and 3) integration initiatives and support. The individual goals are subjectively assessed by the Compensation Committee and CEOs based on the performance of each executive in those areas.

For the year ended December 31, 2011, the following cash bonuses were awarded:

Named Executive Officer	Corporate Component	Individual Component	Total Cash Incentive
Carl J. Chaney	$626,631	$41,839	$668,470
John M. Hairston	$626,631	$41,839	$668,470
Michael M. Achary	$258,306	$27,686	$285,992
Joseph S. Exnicios	$165,266	$63,368	$228,634
Suzanne C. Thomas	$107,073	$43,700	$150,773
D. Shane Loper	$258,306	$27,686	$285,992

In addition to the cash bonuses paid for 2011 pursuant to the 2011 Management Incentive Plan, Messrs. Chaney, Hairston, Achary and Loper each received additional discretionary bonuses in recognition of the Merger-related integration efforts, and Mr. Exnicios and Ms. Thomas each received a retention payment under retention agreements entered into with the Company in connection with the Merger. These amounts are reflected on the Summary Compensation Table herein.

Long-Term Incentives

The purpose of our long-term incentive program is to focus our executives on long-term Company goals, growth and creation of shareholder value. We further believe that equity ownership by our executive officers aligns executive interests with those of our shareholders. The Company uses a combination of stock options, restricted stock and performance stock awards as the vehicles for our long-term incentive compensation.

The Compensation Committee sets the target value of the equity awards granted as a percentage of each executive’s base salary, with the target percentage based upon the executive’s position. For 2011, the target value for each Named Executive Officer was: Messrs. Chaney and Hairston 120%, Messrs. Achary and Loper 75%, Mr. Exnicios and Ms. Thomas 35%. We believe this approach provides us greater control and consistency relative to the value of equity awards we grant each year. For 2011, 50% of the total value was awarded as stock options, 35% was awarded as restricted stock, and the remaining 15% was awarded as performance stock awards (PSA). The restricted stock is service vested restricted stock with a five (5) year cliff vest.

2010 PSA — We granted a PSA award in January 2011, which is reflected on the Summary Compensation Table and the Grants of Plan-Based Awards Table herein. This award was part of the 2010 long-term incentive program. The award has a one (1) year performance period that ended in December 2011, followed by a two (2) year service vesting period. The 2010 PSA performance metric was determined by the final completion of the corporate performance goals and the Company’s performance against the regional and top quartile peer group’s performance under our 2011 Management Incentive Plan. Based on the Company’s performance against the regional and top quartile group’s performance, the Compensation Committee could elect to increase or decrease the completion percentage of the corporate component. The completion percentage can range from 0% to 100%. At least one of the corporate performance goals must be met in order for any type of payout to occur. If this occurs, the Compensation Committee may elect to payout a percentage of the target award based on the performance goals for the 2011 Management Incentive Plan corporate component: 60% on Net Earnings, 20% on Average Annual Deposits and 20% on Average Annual Loans, and then the Compensation Committee’s comparison of the Company’s performance against top quartile and regional peers.

As noted above, based on the actual Company performance for 2011, the Compensation Committee approved a corporate component percentage of 155.18% resulting in 100% vesting of the performance element of the 2010 PSAs. These awards will payout following a two (2) year service vesting period.

2011 PSA — The PSA granted as part of the 2011 long-term incentive program has a grant date in January 2012. The Company first implemented a performance based equity award as part of our long-term incentive program in 2008, which utilized the corporate component from our annual cash incentive plan. During 2011, the Compensation Committee worked with Pearl Meyer to structure a different performance based vehicle for future grants, and in November 2011, approved the use of a three (3) year relative total shareholder return (TSR) performance metric to be used beginning in 2012 for performance stock awards. We believe the Relative TSR performance metric provides direct alignment of executive and shareholder interest. The payout level is determined based on relative rank among a 50 company peer group. If the Company’s performance is below the peer group’s 40th percentile, no award will be earned. Performance at the 90th percentile or higher against peers would result in a payout of 200% of target award. The PSA award approved in November 2011 had a January 2012 grant date, and is thus not reflected on the Grants of Plan-Based Awards Table herein.

Our Named Executive Officers received the following long-term incentive awards for fiscal year 2011 (including PSAs granted in 2012). The table below also shows the PSAs granted in 2011 as part of the 2010 long-term incentive program:

	2011 Option Awards	2011 Restricted Stock Awards	2011 Performance Stock Awards (granted Jan. 2012)	2010 Performance Stock Awards (granted Jan. 2011)

Named Executive Officer

Carl J. Chaney	42,202	8,509	3,151	2,242
John M. Hairston	42,202	8,509	3,151	2,242
Michael M. Achary	15,426	3,110	1,152	821
Joseph S. Exnicios	7,199	1,452	538	—
Suzanne C. Thomas	5,272	1,063	394	—
D. Shane Loper	15,426	3,110	1,152	821

In addition to annual awards granted under the Long-Term Incentive Plan for 2011 as indicated above, Mr. Exnicios and Ms. Thomas each received restricted stock awards as a part of their retention awards under retention agreements entered into with the Company in connection with the Merger. These restricted stock awards are reflected on the Summary Compensation Table and the Grant of Plan-Based Awards Table herein.

Retirement Benefits

Retirement benefits also play an important role within our overall executive compensation strategy because they provide financial security at retirement, which encourages executives to remain in the service of the Company over the long-term. We believe that our retirement program, including the benefits that can be earned based on service, is comparable to those offered by the companies in our Peer Bank Group. It continues to be an essential component in ensuring that our executive compensation program remains competitive.

During 2011, the Compensation Company maintained the following qualified and non-qualified retirement and deferred compensation plans that are available to our Named Executive Officers, certain of which were assumed by the Company in connection with the Merger:

•	Hancock Bank Pension Plan

•	Hancock Bank 401(k) Savings and Investment Plan

•	Hancock Holding Company Non-Qualified Deferred Compensation Plan

•	Whitney National Bank Retirement Plan

•	Whitney National Bank Savings Plus Plan

•	Whitney Holding Corporation Retirement Restoration Plan

Other Benefits and Perquisites

We seek to maintain a cost conscious culture in connection with the benefits we provide to our executive officers, consistent with our objective to tie a significant portion of executive compensation to Company performance. We provide our executive officers long-term disability insurance coverage that provides tax-free benefits. In addition, our Named Executive Officers receive modest perquisites, such as club memberships, free parking, and in the case of Messrs. Chaney, Hairston, Achary and Loper, a Company provided vehicle. The Company has a corporate aircraft that the Named Executive Officers may use periodically. As outlined in the Company’s Corporate Aviation Usage Policy, personal use of the aircraft is discouraged. However, any personal use of the aircraft, including a spouse flying to attend a business function, but not a formal part of the agenda, will trigger the calculation of imputed income according to IRS guidelines. In situations where a spouse is required to attend an event and is not a formal part of the agenda as outlined in the IRS code, the Company will pay to the NEO a grossed-up amount equal to the tax on the imputed income incurred by the NEO’s spouse. We believe the perquisites provided to our Named Executive Officers are reasonable in light of industry practices and perquisites available to executive officers of the companies in our Peer Bank Group. We review the perquisites provided to our executive officers on a periodic basis to ensure that we are providing benefits that align with our overall compensation goal of providing competitive compensation to our executive officers.

Employment Contracts and Change in Control Agreements

The Company does not have employment contracts with the NEOs. Messrs. Chaney, Hairston, Achary and Loper, however, each have change in control agreements that have been in place since 2006. The agreements, among other things, protect the executive’s employment for at least three (3) years following a change in control of the Company. The occurrence or potential occurrence of a change in control would create uncertainty regarding the continued employment of executive officers. By providing change in control agreements, we believe the uncertainty is removed or reduced allowing the executive officers to continue to focus and serve the shareholders in the best interest of the Company. Under the agreements, if the executive is terminated by the Company after the change in control, except for cause or as a result of the executive’s disability, then the executive is entitled to a severance payment equal to a percentage of base salary and bonus, which percentage varies depending on the executive’s agreement with the Company from 99% to 199%. The executive is also entitled to this severance payment if the executive resigns because of a material change in duties or relocation as the result of the change in control of the Company after notice and an opportunity to cure is provided to the Company. Pursuant to the change in control agreements, if the executive remains employed for a period of six (6) months following the change in control, he is also entitled to such severance payment upon a voluntary termination for any reason that occurs within the 30-day period immediately following the close of such six (6) month period.

Upon the Merger, Hancock wished to ensure the continued service of Mr. Exnicios and Ms. Thomas and entered into retention agreements with these two (2) executives. The retention agreements provide for a term of employment commencing with the completion of the Merger and concluding on the day following the third anniversary thereof. Mr. Exnicios’ retention agreement provides for an annual base salary of not less than $355,000, participation in Hancock’s incentive and benefit programs, a sign-on cash bonus of $532,500, payable within 30 days of consummation of the Merger, and a sign-on restricted stock grant with a grant date value of $532,500, which will vest at the conclusion of the term subject to Mr. Exnicios’ continued employment.

Ms. Thomas’ retention agreement provides for an annual base salary of not less than $220,000, participation in Hancock’s incentive and benefit programs, a sign-on cash bonus of $165,000, payable within 30 days of consummation of the Merger, and a sign-on restricted stock grant with a grant date value of $495,000, which will vest at the conclusion of the term subject to Ms. Thomas’ continued employment.

The retention agreements generally terminated most aspects of Mr. Exnicios’ and Ms. Thomas’ executive agreements with Whitney and Whitney National Bank that were in existence prior to the Merger. However, pursuant to the retention agreements, we assumed certain obligations under those prior agreements, such that in the event that either Mr. Exnicios or Ms. Thomas is involuntarily terminated without cause or resigns for “Good Reason” (see definition on page 43), during the term of the retention agreement, the executive will be entitled to the following benefits as outlined in such executive agreement: (1) a severance payment equal to 300% of the executive’s average compensation paid during the highest three out of five calendar years immediately preceding the Merger, (2) a payment equal to the executive’s target bonus for 2011 assuming all performance goals were achieved, (3) a payment equal to the amounts that would accrue under the Whitney National Bank qualified and non-qualified retirement plans or their successors for the three-year period immediately following termination, (4) continued medical coverage and life insurance for the executive and dependents until the earlier of coverage under Medicare Part B or coverage under a similar plan maintained by another employer, (5) the transfer of certain perquisites assigned to the executive and (6) reimbursement of any excise tax imposed on excess parachute payments as a result of such benefits unless such payments could be eliminated by a $50,000 reduction of such benefits, in which event, the benefits will be so reduced.

Tax and Accounting Considerations

The Compensation Committee considers the tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. The grant-date fair value of share-based awards that are settled in stock, such as restricted stock and performance shares, is expensed over the service period or vesting period of the grant. Section 162(m) of the Internal Revenue Code, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by our shareholders. Options granted under our equity incentive plans are structured to qualify as “performance-based compensation” and will be excluded in calculating the $1 million limit under Section 162(m). However, the Company retains the flexibility to pay compensation that is not eligible for such treatment under Section 162(m), and the remaining elements of our program do not qualify as performance-based compensation under Section 162(m) and are not deductible to the extent that they exceed the limit.

Stock Ownership Guidelines

We believe that the executive officers of our Company should maintain equity interests in the Company to ensure that they have a meaningful economic stake in the Company. We further believe that stock ownership closely aligns the executives’ and shareholders’ interests. Effective January 1, 2009, we adopted stock ownership guidelines that require our executive officers to maintain a certain level of ownership in our Company. Stock ownership is considered to be shares held by the executive or the executive’s spouse, including, without limitation, shares in the Dividend Reinvestment Plan, a brokerage account, 401(k) account, and the Non-Qualified Deferred Compensation Plan. The ownership guideline for the Chief Executive Officers is set at three (3) times base salary and all other NEOs are set at two (2) times base salary. The Compensation Committee established a three (3) year period during which each executive is required to achieve the ownership targets.

Risk Assessment of Compensation Policies and Practices

In connection with the Compensation Committee’s evaluation and review of the Company’s policies and practices of compensating its associates, including executives and nonexecutive associates, as such policies and practices relate to risk management practices and risk-taking, the Compensation Committee has determined that its compensation plans and practices are not likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with executive management. Based on such review and discussion, on February 23, 2012, the Compensation Committee recommended to the Board of Directors that the 2011 CD&A be included in this proxy and in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Frank E. Bertucci (Chairperson)

Don P. Descant

Terence E. Hall

Anthony J. Topazi

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary		Bonus (2)	Stock Awards (3)		Option Awards (4)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compen- sation (6)	Total
Carl J. Chaney, President and CEO	2011 2010 2009	$560,846 432,073 425,769		$100,000 — —	$330,933 232,703 276,459		$364,042 253,385 246,064	$668,470 258,194 352,748	$100,631 40,867 20,360	$324,298 249,064 188,328	$2,449,220 1,466,286 1,509,728

John M. Hairston, CEO and Chief Operating Officer	2011 2010 2009	560,846 432,073 425,769		100,000 — —	330,933 232,703 276,459	(7) (7) (7)	364,042 253,385 246,064	668,470 258,194 352,748	124,121 48,008 21,898	288,093 228,177 171,963	2,436,505 1,452,540 1,494,901

Michael M. Achary, Chief Financial Officer	2011 2010 2009	326,385 252,750 249,231		55,000 — —	121,008 85,244 105,194		133,068 92,811 90,019	285,992 85,996 115,420	93,029 39,297 21,919	167,251 97,617 72,726	1,181,733 653,715 654,508

Joseph S. Exnicios, President, Whitney Bank	2011	207,084	(1)	532,500	576,007		62,100	228,634	396,016	91,198	2,093,539

Suzanne C. Thomas, Chief Credit Officer, Whitney Bank	2011	138,331	(1)	165,000	526,833		45,477	150,773	113,791	21,204	1,161,409

D. Shane Loper, Chief Risk and Administrative Officer	2011	326,385		55,000	121,008		133,068	285,992	122,979	118,260	1,162,692

(1)	This value represents salary earned between the Merger date of June 4, 2011 through the end of the year.
(2)

This value represents payment for pre-Merger integration efforts for Messrs. Chaney, Hairston, Achary and Loper. The value reflected for Mr. Exnicios and Ms. Thomas represents a cash portion paid under retention agreements entered into with the Company in connection with the Merger.

(3)

Represents the grant date fair value of stock awards granted during the year, calculated in accordance with FASB Topic 718. Assumptions used in determining the fair values for the awards are set forth in Footnote 13 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. Refer to Note 18 in the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for additional information on these awards.

With respect to awards subject to performance conditions, the amounts are reported at a value based on the probable outcome of the performance conditions for the year. For 2011, the values reflected above for the probable outcome of the performance conditions are based on the same value as achievement of the highest level of performance. For 2010, the values of the performance awards reflected above are based on a 75% probable outcome of the performance conditions. The actual grant date value of the 2010 awards, assuming achievement of the highest level of performance conditions is: Mr. Chaney, $73,788; Mr. Hairston, $73,788 and Mr. Achary, $27,016. For 2009, the values reflected above for the probable outcome of the performance conditions are based on the same value as achievement of the highest level of performance.

The awards reflected for Mr. Exnicios include 16,620 shares of restricted stock and the awards, reflected for Ms. Thomas include 15,449 shares of restricted stock awarded as a portion of the retention bonus under the retention agreements entered into with the Company in connection with the Merger.

(4)

Represents the grant date fair value of stock options granted during the year, calculated in accordance with FASB Topic 718 for options. The fair value of the stock options was estimated as of the grant dates using the Black-Sholes option-pricing model. Refer to Note 13 in the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for additional information on these options, including the assumptions used in determining their fair value.

(5)

The Change in Pension Value and Non-Qualified Deferred Compensation Earnings column reflects the aggregate of the increase in actuarial present value of each of the NEO’s accumulated benefits under our qualified Retirement Plans and our non-qualified Retirement Restoration Plan.

(6)

Included in the All Other Compensation column is the value of certain perquisites and benefits the Company makes available to its executive officers. The aggregate value of these perquisites and personal benefits does not exceed $10,000 for any NEO, except for Mr. Chaney, and such perquisites and benefits include a Company provided vehicle, personal usage of the Company aircraft, club dues and free parking. In addition, the amount reflected includes the following for each NEO:

Mr. Chaney $279,796 in Non-Qualified Deferred Compensation Plan contributions and $17,197 in Restricted Stock award dividends; Mr. Hairston $259,657 in Non-Qualified Deferred Compensation Plan contributions and $15,997 in Restricted Stock award dividends; Mr. Achary $145,110 in Non-Qualified Deferred Compensation Plan contributions; Mr. Exnicios $61,784 in Non-Qualified Deferred Compensation Plan contributions and $13,670 in Restricted Stock award dividends; Ms. Thomas $11,378 in Restricted Stock award dividends and Mr. Loper $98,258 in Non-Qualified Deferred Compensation Plan contributions. Reflected in the All Other Compensation amount is $1,728 for Mr. Chaney and $66 for Mr. Hairston which represent tax gross ups of aircraft usage for their spouses related to Company business.

(7)

These amounts include the value of shares deferred into the Non-Qualified Deferred Compensation Plan. The deferred shares are credited as incentive units under the Non-Qualified Deferred Compensation Plan and the shares they represent are counted against stock available for grants under the 2005 Long-Term Incentive Plan. Mr. Hairston deferred in 2011, $25,496 in restricted stock and $7,594 in performance stock; in 2010, $17,746 in restricted stock and $5,541 in performance stock and in 2009, $34,440 in restricted stock and $54,153 in performance stock.

2011 GRANTS OF PLAN-BASED AWARDS

Name	Award Type	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (6)	Grant Date Fair Value of Stock and Option Awards
				Threshold	Target	Maximum	Target (3) (5)
Carl J. Chaney	Stock Option	11/21/2011	(1)								42,202	$29.96	$364,042
	Long-Term RSA	11/21/2011	(1)						8,509				254,930
	PSA	1/3/2011	(2)				2,242						76,004
	Annual Cash			$44,868	$448,677	852,486

John M. Hairston	Stock Option	11/21/2011	(1)								42,202	29.96	364,042
	Long-Term RSA	11/21/2011	(1)						8,509	(4)			254,930
	PSA	1/3/2011	(2)				2,242	(4)					76,004
	Annual Cash			44,868	448,677	852,486

Michael M. Achary	Stock Option	11/21/2011	(1)								15,426	29.96	133,068
	Long-Term RSA	11/21/2011	(1)						3,110				93,176
	PSA	1/3/2011	(2)				821						27,832
	Annual Cash			29,375	195,831	362,287

Joseph S. Exnicios	Stock Option	11/21/2011	(1)								7,199	29.96	62,100
	Long-Term RSA	11/21/2011	(1)						1,452				43,502
	Long-Term RSA	6/5/2011							16,620				532,505
	Annual Cash			71,000	177,500	284,000

Suzanne C. Thomas	Stock Option	11/21/2011	(1)								5,272	29.96	45,477
	Long-Term RSA	11/21/2011	(1)						1,063				31,847
	Long-Term RSA	6/5/2011							15,449				494,986
	Annual Cash			46,000	114,999	183,999

D. Shane Loper	Stock Option	11/21/2011	(1)								15,426	29.96	133,068
	Long-Term RSA	11/21/2011	(1)						3,110				93,176
	PSA	1/3/2011	(2)				821						27,832
	Annual Cash			29,375	195,831	362,287

(1)	All awards approved by the Compensation Committee on November 15, 2011.
(2)	All awards approved by the Compensation Committee on November 2, 2010.
(3)

If the target goals are not met in all the performance categories, the Compensation Committee may elect to payout a percentage of the target award if the minimum thresholds are met in one or more of the categories. The percentage shall be determined based on a weighted average of the actual performance compared to the target and threshold amounts adjusted to reflect the level of achievement in each category.

(4)

These amounts include shares deferred into the Non-Qualified Deferred Compensation Plan. The deferred shares are credited as incentive units under the Non-Qualified Deferred Compensation Plan and the shares they represent are counted against stock available for grants under the 2005 Long-Term Incentive Plan. In 2011, Mr. Hairston deferred 224 shares of performance stock and 851 shares of restricted stock.

(5)	The awards subject to performance conditions are reported assuming the highest probable outcome of the performance conditions.
(6)	The Company uses the closing price on the day prior to grant date as the exercise price.

Please refer to the descriptions of our annual cash incentive plan and our long-term incentive program contained in the “Compensation Discussion and Analysis” above.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexer- cised Options Exercis- able	Number of Securities Underlying Unexercised Options Unexercis- able	Option Exercise Price	Option Expira- tion Date	Grant Date	Number of Units That Have Not Vested		Market Value of Units That Have Not Vested (5)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested (5)
Carl J. Chaney	11/21/2011		42,202	$29.96	11/21/2021	11/21/2011	8,509		$272,033
	11/16/2010	4,546	18,185	32.09	11/16/2020	1/3/2011				2,242		$71,677
	11/17/2009	6,776	10,166	38.48	11/17/2019	11/16/2010	5,527		176,698
	12/30/2008	11,104	7,403	41.56	12/30/2018	1/4/2010	1,289		41,209
	11/13/2007	7,052	1,763	38.88	11/13/2017	11/17/2009	4,475		143,066
	1/18/2006	18,000		39.83	1/18/2016	1/2/2009	2,347		75,034
	1/13/2005	18,000		31.20	1/13/2015	12/30/2008	4,143	(3)	132,452
	1/8/2004	18,000		27.97	1/8/2014	11/13/2007	2,740	(3)	87,598
	1/6/2003	18,000		22.36	1/6/2013

John M. Hairston	11/21/2011		42,202	29.96	11/21/2021	11/21/2011	8,509	(3)	272,033
	11/16/2010	4,546	18,185	32.09	11/16/2020	1/3/2011				2,242	(4)	71,677
	11/17/2009	6,776	10,166	38.48	11/17/2019	11/16/2010	5,527	(3)	176,698
	12/30/2008	11,104	7,403	41.56	12/30/2018	1/4/2010	1,289	(4)	41,209
	11/13/2007	7,052	1,763	38.88	11/13/2017	11/17/2009	4,475	(3)	143,066
	1/18/2006	18,000		39.83	1/18/2016	1/2/2009	2,347	(4)	75,034
	1/13/2005	18,000		31.20	1/13/2015	12/30/2008	4,143	(3)	132,452
	1/8/2004	7,000		27.97	1/8/2014	11/13/2007	2,740	(3)	87,598

Michael M. Achary	11/21/2011		15,426	29.96	11/21/2021	11/21/2011	3,110		99,427
	11/16/2010	1,665	6,661	32.09	11/16/2020	1/3/2011				821		26,247
	11/17/2009	2,479	3,719	38.48	11/17/2019	11/16/2010	2,025		64,739
	12/30/2008	4,062	2,709	41.56	12/30/2018	1/4/2010	472		15,090
	11/13/2007	3,526	882	38.88	11/13/2017	11/17/2009	1,637		52,335
	1/18/2006	7,500		39.83	1/18/2016	1/2/2009	950		30,372
						12/30/2008	1,516		48,467
						11/13/2007	1,368		43,735

Joseph S. Exnicios (2)	11/21/2011		7,199	29.96	11/21/2021	11/21/2011	1,452		46,420
	6/24/2008	3,762		44.91	6/24/2018	6/5/2011	16,620		531,341
	7/10/2007	3,135		68.81	7/10/2017
	6/28/2006	4,180		84.72	6/28/2016
	6/15/2004	7,053		69.05	6/15/2014
	6/10/2003	7,053		53.70	6/10/2013
	6/11/2002	7,052		54.02	6/11/2012

Suzanne C. Thomas (2)	11/21/2011		5,272	29.96	11/21/2021	11/21/2011	1,063		33,984
	6/24/2008	1,149		44.91	6/24/2018	6/5/2011	15,449		493,905
	6/15/2004	1,567		69.05	6/15/2014

D. Shane Loper	11/21/2011		15,426	29.96	11/21/2021	11/21/2011	3,110		99,427
	11/16/2010	1,665	6,661	32.09	11/16/2020	1/3/2011				821		26,247
	11/17/2009	2,479	3,719	38.48	11/17/2019	11/16/2010	2,025		64,739
	12/30/2008	4,062	2,709	41.56	12/30/2018	1/4/2010	472		15,090
	11/13/2007	3,526	882	38.88	11/13/2017	11/17/2009	1,637		52,335
	1/18/2006	9,000		39.83	1/18/2016	1/2/2009	950	(4)	30,372
	1/13/2005	5,000		31.20	1/13/2015	12/30/2008	1,516		48,467
	1/8/2004	5,000		27.97	1/8/2014	11/13/2007	1,368		43,735
	1/6/2003	4,500		22.36	1/6/2013

(1)	Options vest 20% per year on the first five anniversaries of the date of grant.
(2)

All options held by these individuals granted by Whitney prior to the Merger, became vested and fully exercisable and converted to options for Hancock Holding Company shares upon the Merger on June 4, 2011.

(3)

These amounts include restricted shares deferred into the Non-Qualified Deferred Compensation Plan. The deferred shares are credited as incentive units under the Non-Qualified Deferred Compensation Plan and the shares they represent are counted against stock available for grants under the 2005 Long Term Incentive Plan. The following shares were deferred: for 2011, Mr. Hairston 851 shares; for 2010, Mr. Hairston 553 shares; for 2009, Mr. Hairston 895 shares; for 2008, Mr. Chaney 414 shares and Mr. Hairston 414 shares and for 2007, Mr. Chaney 685 shares and Mr. Hairston 274 shares.

(4)

These amounts include performance shares deferred into the Non-Qualified Deferred Compensation Plan. The deferred shares are credited as incentive units under the Non-Qualified Deferred Compensation Plan and the shares they represent are counted against stock available for grants under the 2005 Long-Term Incentive Plan. The following shares were deferred: for 2011, Mr. Hairston 224 shares; for 2010, Mr. Hairston 172 shares and for 2009, Mr. Hairston 1,174 shares and Mr. Loper 950 shares.

(5)	Market value is calculated based on the closing price of our common stock on December 31, 2011 of $31.97.

2011 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting (1)
Carl J. Chaney	—	—	3,000		$100,980
John M. Hairston	—	—	3,000		100,980
Michael M. Achary	—	—	1,200		40,392
Joseph S. Exnicios	—	—	14,546	(2)	464,580
Suzanne C. Thomas	—	—	5,820	(2)	185,899
D. Shane Loper	—	—	1,500		50,490

(1)	Reflects the fair market value of the shares as of the vesting date.
(2)

Reflects Hancock Holding Company shares acquired upon the Merger. Original Whitney shares vested and were converted to Hancock Holding Company shares. The following Whitney shares were vested for the NEOs: Mr. Exnicios, 34,800 and Ms. Thomas, 13,925 with a closing price of $13.35.

2011 PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During 2011
Carl J. Chaney	Hancock Bank Pension Plan	13	259,143	—
John M. Hairston	Hancock Bank Pension Plan	17	319,431	—
Michael M. Achary	Hancock Bank Pension Plan	11	220,672	—
Joseph S. Exnicios	Whitney National Bank Retirement Plan	34	970,063	—
Joseph S. Exnicios	Whitney National Bank Restoration Plan	34	805,772	—
Suzanne C. Thomas	Whitney National Bank Retirement Plan	11	371,460	—
Suzanne C. Thomas	Whitney National Bank Restoration Plan	11	194	—
D. Shane Loper	Hancock Bank Pension Plan	21	354,522	—

(1)

Based on Account Standards Codification 715-20 assumptions used for disclosure as of December 31, 2011. The present value of the accumulated benefit obligation is determined using the following assumptions:

Hancock Bank Pension Plan

Interest rate 4.35% per annum and the Pre-Commencement: RP-2000 Employee Life Mortality Table projected to 2026 using Scale AA and the Post-Commencement: RP-2000 Annuitant Life Mortality Table projected to 2018 using Scale AA. Assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date.

Whitney National Bank Retirement Plan and Whitney National Bank Restoration Plan

Interest rate 4.31% per annum and the Pre-Commencement: RP-2000 Employee Life Mortality Table projected to 2018 using Scale AA and the Post-Commencement: RP-2000 Annuitant Life Mortality Table projected to 2018 using Scale AA. Assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date.

During 2011, the Company maintained two tax-qualified, non-contributory defined benefit pension plans: the Hancock Bank Pension Plan, in which Messrs. Chaney, Hairston, Achary and Loper participate, and the Whitney National Bank Retirement Plan, in which Mr. Exnicios and Ms. Thomas participate.

Hancock Bank Pension Plan

In general, the Hancock Bank Pension Plan covers employees of the Company upon the completion of one year of service and the attainment of age 21, other than employees of the former Whitney National Bank. Benefits under the plan are determined as the sum of 1% of compensation multiplied by years of service and .5% of compensation in excess of a 35-year average of the social security wage base multiplied by years of service. The benefits of Messrs. Chaney, Hairston, Achary and Loper are determined using base pay, but excluding bonuses and other items of extraordinary compensation. The Internal Revenue Service limits compensation that may be considered for purposes of calculating plan benefits. In 2011, this limit was $245,000. Benefits are payable in the form of actuarially-equivalent annuities, following separation from service and attainment of the normal (age 65) or early (age 55 and 10 years of service) retirement age. Early retirement benefits are subject to actuarial reduction.

Whitney National Bank Retirement Plan

The Whitney National Bank Retirement Plan is a legacy plan that covers employees of the former Whitney National Bank as of December 31, 2008. Benefits under the plan are determined by multiplying years of service (not in excess of 35) by 1.83% of average compensation, reduced by 1.6% of each participant’s primary Social Security benefit multiplied by years of service (not in excess of 35). Compensation includes base pay and bonuses, but excludes extraordinary items such as the value of equity compensation. The Internal Revenue Service limits compensation that may be considered for purposes of calculating plan benefits. In 2011, this limit was $245,000. Benefits are payable in the form of actuarially-equivalent annuities, following separation from service at the normal (age 65) or early (age 55 and ten years of service) retirement age. Early retirement benefits are subject to actuarial reduction. Mr. Exnicios and Ms. Thomas satisfy the age and service requirements for early retirement.

Mr. Exnicios and Ms. Thomas also participate in the Whitney National Bank Restoration Plan, which is a non-qualified retirement plan that supplements benefits payable from the tax-qualified plan. Benefits are determined as the difference between retirement benefits determined under the Whitney National Bank Retirement Plan without regard to the applicable compensation limits and benefits actually payable from that plan taking into account all applicable limitations.

2011 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2011	Registrant Contributions in 2011 (1)		Aggregate Earnings in 2011 (2)		Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2011 (6)
Carl J. Chaney	$331,976	$279,796		$(34,333	) (5)	—	$2,189,300
John M. Hairston	59,915	292,747	(3)(4)	(15,890	) (5)	—	1,452,100
Michael M. Achary	39,166	145,110		(4,715)		—	501,711
Joseph S. Exnicios	—	61,784		1,475		—	63,259
Suzanne C. Thomas	—	—		—		—	—
D. Shane Loper	36,936	98,258		(23,065)		—	433,361

(1)

The following amounts included in the Registrant Contributions in 2011 are also reported in the Summary Compensation Table for 2011: Mr. Chaney, SERP $277,346 and restoration match $2,450; Mr. Hairston, SERP $257,207, restoration match $2,450, restricted units $25,496 and performance units $7,594; Mr. Achary, SERP $142,660 and restoration match $2,450; Mr. Exnicios, SERP $61,784; and Mr. Loper, SERP $95,808 and restoration match $2,450.

(2)

With regard to the Non-Qualified Deferred Compensation Plan, participant contributions are treated as if invested in one or more investment vehicles selected by the participant. The annual rate of return for these funds for fiscal year 2011 was as follows:

Fund	One Year Total Return
MSF Metlife Conservative Allocation B	3.25%
MSF Metlife Moderate Allocation B	-1.37%
MIST Metlife Aggressive Strategy B	-5.78%
MSF BlackRock Money Market A	0.00%
PIMCO VIT Low Duration Admin	1.11%
PIMCO VIT Total Return Admin	3.61%
American Funds IS Growth-Income 2	-1.83%
MSF MetLife Stock Index A	1.84%
Legg Mason PV Aggressive Growth I	2.47%
American Funds IS Growth 2	-4.28%
Janus Aspen Perkins Mid Cap Value Svc	-2.98%
Royce Capital Small Cap Inv	-3.28%
MSF Russell 2000 Index A	-4.10%
Invesco VIF International Growth I	-6.74%

(3)

Includes for Mr. Hairston 851 deferred restricted stock shares granted on November 21, 2011 at $29.96 per share. These shares are credited as incentive units under the Non-Qualified Deferred Compensation Plan and the shares that they represent are counted against stock available for grants under the 2005 Long-Term Incentive Plan.

(4)

Includes for Mr. Hairston 224 deferred performance shares granted on January 3, 2011 at $33.90 per share. These shares are credited as incentive units under the Non-Qualified Deferred Compensation Plan and the shares that they represent are counted against stock available for grants under the 2005 Long-Term Incentive Plan. If the financial performance of the Company during the performance period to which the award relates falls below the minimum performance goals established in the specified categories under the award by the Compensation Committee, no payout will be made under the awards. The award also has an additional two-year service vest period in addition to the one-year performance period.

(5)

Includes ($2,211) for Mr. Chaney and ($1,193) for Mr. Hairston which are losses related to deferred restricted shares. It also includes ($79) for each Messrs. Chaney and Hairston, which are losses related to deferred performance shares.

(6)

The following amounts included in the Aggregate Balance at December 31, 2011 are also reported in the Summary Compensation Table: for 2010, Mr. Chaney, SERP $215,715 and restoration match $2,450; Mr. Hairston, SERP $198,283, restoration match $2,450, restricted units $17,746 and performance units $5,541; Mr. Achary, SERP $73,604 and restoration match $2,450; for 2009, Mr. Chaney, SERP $175,268 and restoration match $2,300; Mr. Hairston, SERP $161,105, restoration match $2,300, restricted units $34,440 and performance units $52,153; Mr. Achary, SERP $59,803 and restoration match $2,300.

Under our Non-Qualified Deferred Compensation Plan, executives may elect a maximum deferral of 80% of base salary, 100% of annual incentive bonus, and 100% of performance stock and restricted stock (annual grants only). The minimum deferral for base salary and annual incentive bonus is a $3,000 aggregate. There is no minimum deferral for performance stock and restricted stock.

Company contributions are made at the discretion of the Compensation Committee. Each year, a 401(k) restoration matching contribution may be made to participant accounts. Unless otherwise provided by the Compensation Committee, a participant shall be vested in his Company restoration matching account at the time or times and in the amounts determined in accordance with the provisions of the 401(k) Plan. The plan also allows for supplemental contributions to be made to participants at the discretion of the Compensation Committee. The factors taken into consideration for these contributions are current total compensation and a reasonable estimate of final pay at retirement, years of service while eligible for supplemental contributions, remaining with the Company until age 65, a reasonable estimate of growth in the value of the supplemental contribution account investments over the years prior to retirement, and the growth of the supplemental contribution account based on actual investment opportunities deemed to be credited to the supplemental contribution account. The participant will vest in the supplemental contribution account on a 15-year graded vesting schedule beginning at age 50 and ending at age 65. They will be 100% vested at age 65.

Executives elect the investment options in which their deferrals will be invested from a group of measurement funds made available under the plan by the Compensation Committee. The executives may allocate and reallocate the investments of their deferral accounts among such investment options on a daily basis subject to certain limitations. Earnings or losses are allocated to the executive’s accounts under the plan on a daily basis based on the performance, positive or negative, of each specific measurement fund in which his accounts are invested. In the event no investment election is made by an executive, his accounts under the plan are invested in the lowest-risk measurement fund available under the plan and credited or debited with the earnings of such fund, until the executive elects otherwise. Only deferrals of an executive’s bonus may be invested in the common stock measurement fund available under the plan. Any amounts so invested in the common stock measurement fund and any deferrals of restricted stock or performance stock held under the plan as incentive units may not be reallocated to any other investment measurement fund under the plan. Incentive units and amounts invested in the common stock measurement fund are credited with dividend equivalent units as of each dividend payment date and deemed reinvested in additional common stock units based on the fair market value of the Company’s stock on the dividend payment date.

Payments from the plan begin upon the earlier of retirement, termination of employment, disability, death, or in the event of a scheduled distribution. Distributions upon retirement are elected by the participant and can begin immediately or up to five (5) years after retirement. Distribution methods are elected by the participant. Upon retirement distributions may be made in a lump sum or in annual installments from two (2) to 15 years. Lump sum distributions are used for distributions due to termination of employment, death or disability. Distributions of incentive units and of funds held in the common stock measurement fund may only be made in common stock of the Company.

2011 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Executive Benefits and Payments Upon Termination	Normal Retirement	Death or Disability (1)	Involuntary Termination or Termination for Good Reason without CIC	CIC Only	Involuntary Termination or Termination for Good Reason upon CIC	Voluntary Termination Six Months after CIC	Employ- ment at Expiration of CIC Employ- ment Period
Carl J. Chaney
Base Salary					$1,207,930	$1,207,930	$607,000
Short Term Incentive	$448,677	$448,677			990,954	990,954	497,967
Vesting of Long Term Incentives: RSA, ISO, PSA		896,672		$1,084,592	1,084,592	1,084,592	1,084,592
Vesting of Non-Qualified Deferred Compensation (2)	1,140,728	1,140,728		1,140,728	1,140,728	1,140,728	1,140,728
280G Tax Gross-Up					549,721	549,721	276,242
Career Counseling Services					60,700	60,700
TOTAL	1,589,405	2,486,077		2,225,320	5,034,625	5,034,625	3,606,529

John M. Hairston
Base Salary					1,207,930	1,207,930	607,000
Short Term Incentive	448,677	448,677			990,954	990,954	497,967
Vesting of Long Term Incentives: RSA, ISO, PSA		896,672		1,084,592	1,084,592	1,084,592	1,084,592
Vesting of Non-Qualified Deferred Compensation (2)	1,137,538	1,137,538		1,137,538	1,137,538	1,137,538	1,137,538
280G Tax Gross-Up					549,721	549,721	276,242
Career Counseling Services					60,700	60,700
TOTAL	1,586,215	2,482,887		2,222,130	5,031,435	5,031,435	3,603,339

Michael M. Achary
Base Salary					351,450	351,450	355,000
Short Term Incentive	195,831	195,831			213,340	213,340	215,495
Vesting of Long Term Incentives: RSA, ISO, PSA		339,709		411,417	411,417	411,417	411,417
Vesting of Non-Qualified Deferred Compensation (2)	321,247	321,247		321,247	321,247	321,247	321,247
280G Tax Gross-Up
Career Counseling Services					35,500	35,500
TOTAL	517,078	856,787		732,664	1,332,954	1,332,954	1,303,159

Joseph S. Exnicios
Base Salary			$2,206,190		2,206,190
Short Term Incentive	177,500	177,500	319,500		319,500
Vesting of Long Term Incentives: RSA, ISO, PSA		162,214		60,890	60,890	60,890	60,890
Vesting of Non-Qualified Deferred Compensation (2)	37,955	37,955		37,955	37,955	37,955	37,955
Forgone Non-Qualified Deferred Compensation (3)			110,393		110,393
Foregone Qualified Retirement Plan Benefits (4)			150,268		150,268
280G Tax Gross-Up			593,057		605,148
Club Membership			17,000		17,000
Medical Insurance (5)			73,924		73,924
Life Insurance (6)			20,910		20,910
TOTAL	215,455	377,669	3,491,242	98,845	3,602,178	98,845	98,845

Suzanne C. Thomas
Base Salary			916,910		916,910
Short Term Incentive	114,999	114,999	198,000		198,000
Vesting of Long Term Incentives: RSA, ISO, PSA		538,485		44,581	44,581	44,581	44,581
Vesting of Non-Qualified Deferred Compensation (2)
Forgone Non-Qualified Deferred Compensation (3)			83,846		83,846
Foregone Qualified Retirement Plan Benefits (4)			140,197		140,197
280G Tax Gross-Up			303,763		310,783
Medical Insurance (5)			68,851		68,851
Life Insurance (6)			13,863		13,863
TOTAL	114,999	653,484	1,725,430	44,581	1,777,031	44,581	44,581

D. Shane Loper
Base Salary					351,450	351,450	355,000
Short Term Incentive	195,831	195,831			213,527	213,527	215,684
Vesting of Long Term Incentives: RSA, ISO, PSA		339,709		411,417	411,417	411,417	411,417
Vesting of Non-Qualified Deferred Compensation (2)	264,315	264,315		264,315	264,315	264,315	264,315
280G Tax Gross-Up					141,244	141,244	142,671
Career Counseling Services					35,500	35,500
TOTAL	460,146	799,855		675,732	1,417,453	1,417,453	1,389,087

(1)

Upon death, the beneficiaries of Messrs. Chaney, Hairston, Achary and Loper would be entitled to a $25,000 Bank Owned Life Insurance death benefit. These death benefits would be paid by the contracted insurance carrier and not by the Company. Upon disability, Messrs. Chaney, Hairston, Achary and Loper would receive a monthly benefit of $7,500. Mr. Exnicios and Ms. Thomas would receive a monthly disability benefit of $15,000 and $14,445, respectively. These disability benefits would be paid by the contracted insurance carrier and not by the Company.

(2)

The total balance under the Hancock Holding Company Non-Qualified Deferred Compensation Plan is shown in the Non-Qualified Deferred Compensation Table. This table indicates the unvested amount that would become vested upon the occurrence of the specified event.

(3)

Approximate value of benefits that would, but for the Named Executive Officer’s termination of employment, accrue under the Whitney Holding Corporation Retirement Restoration Plan for the three-year period immediately following such executive’s termination of employment. Internal Revenue Code Applicable Interest Rates (2.02% for the first five (5) years, 4.56% for the next 15 years, and 5.75% thereafter) were used to determine approximate value.

(4)

Approximate value of benefits that would, but for the Named Executive Officer’s termination of employment, accrue under Qualified Retirement Plans for the three (3) year period immediately following such executive’s termination of employment. Internal Revenue Code Applicable Interest Rates (2.02% for the first five (5) years, 4.56% for the next 15 years, and 5.75% thereafter) were used to determine approximate value for defined benefit plan. Approximate value for the Whitney 401(k) plan was determined by assuming the executive would be entitled to maximum matching contribution for entire three (3) year period.

(5)

Approximate value of the continuation of medical insurance until the earlier of the Named Executive Officer’s coverage under Medicare Part B or the executive’s coverage under a similar plan maintained by another employer. Approximate value was determined by multiplying the twice-per-month insurance premium by the number of half-months remaining until attainment of age 65.

(6)

Approximate value of the continuation of life insurance until the earlier of the Named Executive Officer’s attainment of age 65 or the executive’s coverage under a similar plan maintained by another employer. Approximate value was determined by multiplying the monthly insurance premium by the number of months remaining until attainment of age 65.

The table above reflects the amount of compensation to each of the Named Executive Officers of the Company in the event of the termination of such executive’s employment and/or a change in control. The amount of compensation payable to each executive upon normal retirement, death or disability, involuntary termination or termination for good reason without change in control, change in control only, involuntary termination or termination for good reason upon change in control, voluntary termination six (6) months after change in control, and employment at expiration of change in control employment period is shown above. The amounts shown assume that such termination and/or change in control was effective as of December 31, 2011 and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executives upon their termination or the change in control. The price per share of Company stock that is used for purposes of the table is the closing market price as of the last business day in 2011. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company or the change in control. Note that accrued amounts under the Hancock Bank Pension Plan are disclosed on the Pension Benefits Table and thus are not included in the above table. Also note that the receipt of many of the payments and benefits listed in the above table is contingent upon Named Executive Officers meeting certain specified obligations that in many instances continue beyond their employment with Company (additional detail provided below).

Voluntary Termination

In the event of a voluntary termination by a Named Executive Officer (other than a voluntary termination six (6) months after a change in control for Messrs. Chaney, Hairston, Achary and Loper), such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

For Cause Termination

In the event of a for cause termination of a Named Executive Officer, such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

Normal Retirement

In the event of normal retirement (retirement on or after attainment of age 65) of a Named Executive Officer, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of target bonus from 2011 Management Incentive Plan; and

•	Immediate vesting of any unvested amounts under the Non-Qualified Deferred Compensation Plan.

Death or Disability

In the event of death or disability of a Named Executive Officer, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment/vesting of amounts indicated above under Normal Retirement;

•	Immediate vesting of all outstanding options (incentive and non-qualified) and retention of such options for a one-year period;

•

Immediate vesting of all outstanding restricted stock awards, except that Mr. Exnicios would be entitled to pro rata vesting (rather than 100% vesting) of those restricted stock awards that were granted pursuant to his 2011 retention agreement, with such pro rata vested percentage equal to his days of service with Company after June 5, 2011, divided by 1096;

•	Upon death, beneficiaries of Messrs. Chaney, Hairston, Achary and Loper would be entitled to $25,000 death benefit to be paid by contracted insurance carrier rather than by Company; and

•	Upon disability, Named Executive Officers would be entitled to monthly executive disability benefits to be paid by contracted insurance carrier rather than by Company.

Involuntary Termination or Termination for Good Reason without Change in Control

In the event of involuntary termination or termination for good reason (defined below) without a change in control, on or before June 6, 2014, in addition to any unpaid amounts previously earned during his term of employment, Mr. Exnicios and Ms. Thomas would be entitled to the following:

•	Lump sum severance payment equal to 300% of average compensation paid during the highest three calendar years from 2006 through 2010;

•	Lump sum payment of amount that would have been paid under Whitney National Bank’s Executive Incentive Compensation Plan for 2011 assuming all performance goals were achieved;

•

Lump sum payment equal to value of benefits that would, absent executive’s termination of employment, accrue under the Whitney National Bank’s Qualified Plans and Whitney Holding Corporation Retirement Restoration Plan or the successors thereto during the three-year period immediately following such executive’s termination of employment;

•

Reimbursement of any excise tax imposed by Internal Revenue Code Section 4999 on the executive as a consequence of any excess parachute payment, unless such excise tax could be eliminated by a $50,000 reduction in parachute payments, in which case such payments shall be reduced by the amount that is necessary to avoid an excess parachute payment, plus an additional $5,000;

•	Ownership of any club memberships; and

•	Continuation of medical coverage and life insurance until the earlier of coverage under Medicare Part B or coverage under a similar plan maintained by another employer.

Change in Control Only

In the event of a change in control (defined below) only, Named Executive Officers would be entitled to the following:

•	Immediate vesting of all outstanding options (incentive and non-qualified);

•

Immediate vesting of all outstanding restricted stock awards, except that Mr. Exnicios and Ms. Thomas would not be entitled to vesting of those restricted stock awards that were granted pursuant to their 2011 retention agreements;

•	Immediate vesting of some or all performance share awards, with such vested portion determined based on progress toward established performance goals and time elapsed since grant of award; and

•

Immediate vesting of any unvested amounts under Non-Qualified Deferred Compensation Plan, but only to extent such vesting does not by itself cause excise tax provisions of Code Section 4999 to be effective with respect to executive.

Involuntary Termination or Termination for Good Reason upon Change in Control

In the event of Messrs. Chaney, Hairston, Achary or Loper’s involuntary termination or termination for good reason (defined below) within three (3) years following a change in control (defined below), or in the event of Mr. Exnicios’s or Ms. Thomas’s involuntary termination or termination for good reason (defined below) following a change in control (defined below), but on or before June 6, 2014, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Immediate vesting (at time of change in control) of amounts indicated above under Change in Control Only;

•

Messrs. Chaney and Hairston would be entitled to a lump sum payment equal to 1.99 times their base salary and average employment period bonus (average bonus payout as percentage of target for three (3) previous years multiplied by current target bonus); and Messrs. Achary and Loper would be entitled to a lump sum payment equal to .99 times their base salary and average employment period bonus;

•

Messrs. Chaney, Hairston, Achary and Loper would be entitled to an additional lump sum payment (equal to 20% of the sum of the payment described in the immediately preceding bullet point and the additional lump sum payment itself) if such executives are subject to any excise tax imposed by Internal Revenue Code Section 4999 as a consequence of any excess parachute payment;

•	Messrs. Chaney, Hairston, Achary and Loper would be entitled to career counseling services for a period of six (6) months; and

•	Mr. Exnicios and Ms. Thomas would be entitled to benefits described above under Involuntary Termination or Termination for Good Reason without Change in Control.

Voluntary Termination Six Months after Change in Control

In the event of a Named Executive Officer’s voluntary termination of employment within the 30-day period that commences six (6) months after a change in control (defined below), in addition to any unpaid amounts previously earned during his term of employment, he or she would be entitled to the following:

•	Messrs. Chaney, Hairston, Achary and Loper would be entitled to same benefits as described above under Involuntary Termination or Termination for Good Reason upon Change in Control; and

•	Mr. Exnicios and Ms. Thomas would be entitled to same benefits (at time of change in control) as described above under Change in Control Only.

Employment at Expiration of Change in Control Employment Period

In the event of a Named Executive Officer’s continued employment through the three (3) year period following a change in control (defined below), he would be entitled to the following:

•	Same benefits (at time of change in control) as described above under Change in Control Only;

•

Messrs. Chaney, Hairston, Achary and Loper would be entitled to a lump sum payment equal to their average annual base salary during the three-year period, plus their average employment period bonus (average bonus payout as percentage of target for three previous years multiplied by current target bonus); and

•

Messrs. Chaney, Hairston, Achary and Loper would be entitled to an additional lump sum payment (equal to 20% of the sum of the payment described in the immediately preceding bullet point and the additional lump sum payment itself) if such executives are subject to any excise tax imposed by Internal Revenue Code Section 4999 as a consequence of any excess parachute payment.

Definition of Change in Control

Generally, a change in control shall be deemed to have occurred upon the happening of any of the following events as to the Company:

•

The acquisition by any one person, or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

•

The acquisition by any one person, or by more than one person acting as a group, during the 12 month period ending on the date of the most recent acquisition, of ownership of stock possessing 50% or more of the total voting power of the stock of the Company;

•

The replacement during any 12 month period of a majority of the members of the Board of the Company by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of such appointment or election; or

•

The acquisition by any one person, or by more than one person acting as a group, during the 12 month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

Definition of Good Reason

“Good Reason” for purposes of benefits to Messrs. Chaney, Hairston, Achary and Loper shall mean any of the following occurring without the executive’s consent:

•	a material diminution in executive’s position, authority, duties or responsibilities from those which executive held immediately prior to the effective date of the change in control;

•	a material diminution in the authority, duties, or responsibilities of executive’s supervisor;

•	requiring executive to be based at any office that is a material change from the geographic location of the office at which executive was employed immediately prior to the change in control;

•	a material diminution in the budget over which executive retains authority;

•	a material diminution in executive’s annual base salary; or

•	any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which executive performs services for the Company.

Notwithstanding the preceding, however, none of such actions shall constitute “Good Reason” unless executive provides the Company with notice of the existence of such condition within 90 days of the initial existence thereof and a period of at least 30 days following such notice within which to remedy such condition.

“Good Reason” for purposes of benefits for Mr. Exnicios and Ms. Thomas shall mean any of the following occurring without executive’s consent:

•	a material diminution in executive’s position, authority, duties or responsibilities;

•	requiring executive to be based at any office which is more than 35 miles from the current location of executive’s employment; or

•	a material diminution in executive’s annual base salary.

However, none of the preceding actions shall constitute “Good Reason” unless (1) executive provides Company with notice of the existence of such condition within 90 days of the initial existence thereof, (2) Company does not cure such condition within a period of at least 30 days following Company’s receipt of such notice, and (3) executive resigns within 90 days of the end of such cure period.

Conditions Applicable to Receipt of Payments and Benefits

All payments and benefits to or on behalf of Messrs. Chaney, Hairston, Achary and Loper (other than accelerated vesting of long-term incentives and non-qualified deferred compensation, where applicable) in the event of involuntary termination or termination for good reason upon a change in control, voluntary termination six (6) months after a change in control, or employment at expiration of change in control employment period are contingent upon such executives complying with confidentiality provisions during their terms of employment and for two (2) years thereafter.

All payments and benefits to or on behalf of Mr. Exnicios and Ms. Thomas (other than any accelerated vesting of Long-Term Incentives and Non-Qualified Deferred Compensation) in the event of involuntary termination or termination for good reason without a change in control, or involuntary termination or termination for good reason upon a change in control are contingent upon such executives:

•	complying with confidentiality provisions during their terms of employment and thereafter for as long as enforceable under law;

•	complying with employee non-solicitation provisions through December 6, 2015; and

•	executing a general release of Company liability upon termination of employment.

Compensation of Directors

Cash Compensation

During January through May 2011, the Company paid its nonemployee directors, with the exception of the Board Chairman, annual retainer fees of $20,000. The Company paid additional annual retainers to committee chairpersons as follows: Audit Committee, $10,000; Compensation Committee, $5,000; Board Risk Management, $5,000; Credit Risk Management Sub-Committee, $4,000; Nominating Committee, $4,000 and Board Secretary $4,000. The Board Chairman received an annual retainer of $50,000. The Company paid an Audit Disclosure annual retainer of $1,200 to an Audit Committee director for additional review of quarterly filings. The Company also paid nonemployee directors a fee of $1,500 for each Company board meeting attended and a fee of $500 for each bank board meeting attended. Directors serving on any committees were paid meeting fees for each committee meeting attended as follows: Audit, $1,000; Compensation, $1,000; Nominating, $1,000; Merger and Acquisition, $500; Board Risk Management, $1,000 and Wealth Management, $500.

In June 2011, the Company revised the compensation paid to nonemployee directors to more closely align with compensation paid to directors by its peers and now pays fees as follows. The nonemployee directors, with the exception of the Board Chairman, receive annual retainer fees of $30,000. The Company pays additional annual retainers to committee chairpersons as follows: Audit Committee, $10,000; Compensation Committee, $7,500; Board Risk Management, $7,500; Credit Risk Oversight Sub-Committee, $5,000; and Nominating Committee, $5,000. The Board Secretary retainer was eliminated. The Board Chairman continues to receive an annual retainer of $50,000. The Audit Disclosure annual retainer remains $1,200, while Board meeting fees are now $1,750 per meeting attended and bank board meeting fees are now $1,000 per meeting attended. No changes were made to committee meeting fees.

Each nonemployee director may elect to receive payment in the form of cash or up to $5,000 in Company common stock per quarter with the remainder paid in cash or they may elect to defer compensation.

Equity

All nonemployee directors receive an equity grant retainer paid in January based on a value of $20,000. The number of actual shares issued is based on the closing price of our common stock on the date prior to the award. In June 2011, the equity retainer was increased to $30,000 beginning in January 2012.

Director Referral Program

From time to time, the Company will initiate new business referral programs for its nonemployee directors, with the exception of Audit Committee members. In 2010, the Company offered a voluntary referral program to those directors, allowing them to earn points for new business referred to the Company. Under the program, at year-end, the points are tallied and $1.00 is credited to participating directors for every point earned. The credits are then converted into Company common stock based on the closing stock price at year end and the stock is granted in March of the following year.

Director Stock Ownership

In June 2011, the Compensation Committee modified the requirements for director stock ownership. Directors must own at least $150,000 of Company common stock. Each director has five (5) years from June 2011 or from the date of his service on the Board to satisfy the stock ownership requirements.

2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards (1)		Total
Alton G. Bankston	49,183	21,792	(2)	70,975
Frank E. Bertucci	52,792	19,986		72,778
Richard B. Crowell (1) (3)	26,500	0		26,500
Don P. Descant (4)	48,583	19,986		68,569
James B. Estabrook, Jr.	75,000	19,986		94,986
Hardy B. Fowler (3)	29,250	0		29,250
Terence E. Hall (3)	29,250	0		29,250
Randall W. Hanna	40,583	19,986		60,569
James H. Horne	60,917	19,986		80,903
Jerry L. Levens	62,792	19,986		82,778
R. King Milling (3) (4)	28,000	0		28,000
Eric J. Nickelsen (1) (3)	31,000	0		31,000
Thomas H. Olinde (4)	55,183	19,986		75,169
John H. Pace (4)	55,017	20,446	(2)	75,463
Christine L. Pickering	64,133	19,986		84,119
Robert W. Roseberry	46,083	20,807	(2)	66,890
Anthony J. Topazi	47,383	19,986		67,369

(1)

Reflects the grant date fair value of treasury shares of common stock granted to all nonemployee directors as of January 25, 2011. On that date, each director received 595 shares. Upon the Merger, the following directors had outstanding Whitney options that converted to outstanding Hancock Holding Company options: Messrs. Crowell and Nickelsen. As of December 31, 2011, these directors had the following Hancock Holding Company options outstanding: Mr. Crowell 5,643 shares and Mr. Nickelsen 13,167 shares.

(2)

Reflects the grant date fair value of treasury shares of common stock granted to nonemployee directors as of March 31, 2011 for the 2010 Director Referral Program. Mr. Bankston received 55 shares; Mr. Pace, 14 shares and Mr. Roseberry, 25 shares.

(3)	New directors as of June 4, 2011.
(4)	Directors that also serve on the Whitney Bank board of directors.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During 2011, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K, and none of our executive officers served on the Compensation Committee (or its equivalent) or the board of directors of another entity whose executive officer(s) served on our Board or our Compensation Committee.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are seeking shareholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to SEC rules (the say-on-pay vote). As noted in our Compensation Discussion and Analysis (CD&A), at our 2011 annual meeting, our shareholders approved conducting the say-on-pay vote every three years. However, considering that our shareholder base expanded significantly following the 2011 annual meeting as a result of the Merger and many of our current shareholders were not given an opportunity to vote on the say-on-pay frequency, we have elected to implement annual say-on-pay votes beginning with the 2012 annual meeting.

In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement — our CD&A (including its executive summary), the compensation tables, and the rest of the narrative disclosures and footnotes regarding our executive compensation program. Shareholders are asked to vote on the following resolution:

RESOLVED, that the compensation paid to the Named Executive Officers as disclosed in the proxy statement for the Company’s 2012 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

We understand that executive compensation is an important matter for our shareholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our shareholders.

While this say-on-pay vote is advisory only and not binding, our Compensation Committee and Board will review the voting results and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. We invite shareholders who wish to communicate with our board on executive compensation or any other matters to contact us as provided under “Shareholder Communications” below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER COMPENSATION (TOGETHER WITH THE ACCOMPANYING NARRATIVE DISCLOSURE AND FOOTNOTES) IN THIS PROXY STATEMENT.

TRANSACTIONS WITH RELATED PERSONS

The Company, through its wholly owned subsidiaries, Hancock Bank and Whitney Bank (the Banks), has made, and expects to make in the future, loans in the ordinary course of business to directors and officers of the Company and the Banks, members of their immediate families and their associates. The Banks have made such loans on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company. The loans did not involve more than the normal risk of collectibility or present other unfavorable features.

The Banks’ employ several relatives of directors and executive officers, including two employees who were paid or otherwise earned compensation exceeding $120,000 in the aggregate during 2011. Each of these employees is also covered under the Bank’s employee benefit plans, generally available to all similarly situated Bank employees.

Jeffrey S. Bankston, the son of Alton G. Bankston, one of our directors, is employed by Hancock Bank as the Director of the Enterprise Project Office. During 2011, Jeffrey Bankston received total cash compensation of $104,596, which includes a $1,539 payment for a Merger integration bonus. He also earned a bonus during 2011 of $20,489 and received benefits valued at $11,615. These benefits include matching contributions to the 401(k) plan and restricted stock dividends, as well as a change in retirement pension plan value, which accounts for $7,379 of the benefits. These benefits are available to all similarly situated Hancock Bank employees.

Jay R. Exnicios, the brother of Joseph S. Exnicios, one of our named executive officers, is employed by Whitney Bank as a Commercial Banking Group Team Leader. Since the merger with Whitney Holding Corporation, Jay Exnicios has received total cash compensation of $151,477, which includes a payment for restricted stock units that vested due to the merger with Whitney Holding Corporation and a retention payment in connection with the merger. He also earned a bonus during 2011 of $18,842 and received a restricted stock award of 2,341 shares valued at $75,006 based on a per share price of $32.04 (the value of the Company’s common stock on the award date), which will not vest until 2014. Jay Exnicios also received benefits valued at $115,917. These benefits include matching contributions to the Whitney 401(k) plan, group variable life insurance premiums, and restricted stock dividends, as well as a change in retirement pension plan value, which accounts for $110,724 of the benefits. These benefits are available to all similarly situated Whitney Bank employees.

Our Corporate Governance Guidelines require that we review all transactions that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K (Related Party Transactions) for potential conflicts of interest. Generally, the Audit Committee will be responsible for reviewing and approving all Related Party Transactions.

The Company conducts virtually all of its business activities through the Banks, whose business activities primarily consist of offering deposit accounts, making loans, engaging in a trust business, providing brokerage services and, through subsidiaries, offering annuities and insurance products. While Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a public company from extending or renewing credit or arranging the extension or renewal of credit to an officer or director, this prohibition does not apply to loans made by depository institutions such as Banks that are insured by the Federal Deposit Insurance Corporation and are subject to the insider lending restrictions of the Federal Reserve Board’s Regulation O. Accordingly, we permit our directors and executive officers, their family members and their related interests, to establish and maintain banking and business relationships in the ordinary course of business with the Banks. With respect to lending activities, the Banks each have a special written policy governing affiliate and insider lending transactions. These policies prohibit extensions of credit to “insiders,” as defined in the policies, unless the extension of credit:

•

is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Banks with members of the general public; and

•	does not involve more than the normal risk of repayment or present other unfavorable features.

Under these policies, Audit Committee review is required for any lending transaction that alone or together with other extensions of credit to an “insider” exceeds a specified dollar threshold and does not meet the criteria noted above or which becomes a past due, nonaccrual, restructured or a potential problem loan as of year-end under applicable SEC rules. Also, in compliance with Regulation O, a majority of the Board of Directors of the bank extending credit must approve in advance any extension of credit to any director or executive officer or any of their related entities where the aggregate lending relationship exceeds $500,000. A director with an interest in the extension of credit must abstain from voting or participating in the discussion and approval of the extension of credit.

In accordance with Regulation O, additional restrictions are imposed on extensions of credit to any executive officer. The Banks may make extensions of credit to an executive officer:

•	in any amount to finance the education of his or her children;

•	in any amount to finance or refinance the purchase, construction or renovation of a residence when secured by a first lien on the residence;

•

in any amount provided that the extension of credit is secured by U.S. Government obligations, which is the subject of an unconditional takeout commitment or guarantee by a U.S. Government entity, or a perfected security interest in a segregated deposit account of the Bank; or

•	for any other purpose if the aggregate amount of loans (excluding loans for education and residence) does not exceed $100,000.

An extension of credit covered by Regulation O to executive officers must be (1) promptly reported to the Board of Directors of the Bank extending such credit; (2) preceded by the submission of a detailed personal financial statement; and (3) made subject to the written provision (in the promissory note or allonge thereto) that the loan will, at the option of the Bank, be due and payable at any time that the executive officer is indebted to any other bank or banks in an amount greater than the dollar thresholds set forth above.

In order to promote compliance with applicable laws, regulations and rules pertaining to “insider” lending transactions discussed above, the Company has appointed an officer (the Regulation O Monitoring Officer) to assist Bank employees in identifying and reviewing pertinent transactions with identified “insiders.” The Regulation O Monitoring Officer annually receives lists of all directors and executive officers of the Company and the Banks and any other subsidiaries from our Corporate Secretary, as well as a list of our principal shareholders, if any. The information provided includes the names of these individuals and their family members, as well as the names of their related interests, which are referred to as “covered entities,” and is put together based on questionnaires our directors and executive officers submit to the Corporate Secretary, as well as information available from public databases and the Banks’ records. The Banks’ officers managing proposed extensions of credit to “insiders” are responsible for confirming that the proposed extensions of credit are in compliance with the Banks’ policies on insider transactions. The Regulation O Monitoring Officer will promptly notify our Corporate Secretary in the event the Regulation O Monitoring Officer detects an extension of credit to an “insider” that appears to violate the policy.

The Corporate Secretary follows procedures to help us determine at the end of each year whether any insider relationship or transaction has occurred that must be disclosed pursuant to the SEC’s rules regarding Related Party Transactions or that might impair a nonemployee director’s independence under SEC rules or Nasdaq listing rules. These procedures include annual director and executive officer questionnaires, a survey of customer databases of the Company and its subsidiaries, as well as a review of other records, including accounts payable, payroll and real estate transaction records. The Corporate Secretary reports any insider transactions so discovered to the Audit Committee for review, approval or ratification and reports other matters that would disqualify a nonemployee director from meeting Nasdaq or SEC independence requirements to the Board.

To further raise awareness regarding, and to ensure the proper handling of, insider transactions, we have adopted various codes of conduct, including the Code of Business Ethics for Officers and Associates, the Code of Ethics for Financial Officers, and the Code of Ethics for Directors. These codes, which are available on the Governance Documents page of the Investor Relations section of our website at www.hancockbank.com, promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and encourage covered persons to seek advice to avoid conflicts of interest. Employees are also prohibited from handling any customer relationship involving themselves, their relatives or affiliated businesses. Our Audit Committee is responsible for applying and interpreting the codes pertaining to senior financial officers, executive officers and directors, and shall report any violations to the Board for further action.

AUDITORS

The Company’s Audit Committee selected PricewaterhouseCoopers LLP (PwC) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for 2011. As part of its role in overseeing the independent registered public accounting firm, the Audit Committee has adopted policies and procedures to preapprove all audit and permissible nonaudit services performed by the independent registered public accounting firm. The policy requires that on an annual basis the Audit Committee preapprove the general engagement of the independent registered public accounting firm to provide defined audit, audit-related and possible tax services within preapproved fee levels. Unless otherwise provided, such preapprovals shall remain in effect for 12 months. The Audit Committee may revise the list of generally preapproved services from time to time. The Audit Committee may also grant general preapproval for other permissible nonaudit services classified as all other services, provided that such services would not impair the independent registered public accounting firm’s independence. Preapproval may be granted by action of the full Audit Committee or, in the absence of such action, the Audit Committee Chairperson or her designee may preapprove individual engagements up to a limit of $100,000. Any preapproval granted by less than the full Audit Committee must be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee will consult the SEC’s rules and relevant guidance in applying this policy. During 2011, the Audit Committee preapproved all services provided by PwC.

Audit Fees

For 2011 and 2010, the Company and its subsidiaries incurred aggregate fees of $1,805,830 and $789,469, respectively, payable to PwC for the audits of the consolidated financial statements of the Company and its subsidiaries, reviews of the quarterly consolidated financial statements of the Company and the audit of the design and operating effectiveness of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Federal Deposit Insurance Corporation Improvement Act.

Audit-Related Fees

For 2011 and 2010, the Company and its subsidiaries incurred aggregate audit-related fees of $283,000 and $277,000 respectively, payable to PwC, for assurance and related services for employee benefit plan audits, Statement on Standards for Attestation Engagements (SSAE) No. 16 procedures and agreed upon procedures engagements. The Audit Committee preapproved all of the audit related fees paid to PwC in 2011 and 2010.

Tax Fees

Neither the Company nor any of its subsidiaries paid fees for tax services to PwC for the fiscal years 2011 and 2010.

All Other Fees

Neither the Company nor any of its subsidiaries paid fees for any other services to PwC for the fiscal years 2011 and 2010.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in monitoring the Company’s accounting and financial reporting processes and has a key role in the oversight and supervision of PwC, the Company’s independent registered public accounting firm. The Audit Committee’s role includes sole authority to: (1) appoint or replace the Company’s independent registered public accounting firm; (2) preapprove all audit or permissible nonaudit services that the Company’s independent registered public accounting firm performs on behalf of the Company; and (3) approve compensation related to all auditing services and any permissible nonaudit services. The Audit Committee monitors management’s evaluation of the effectiveness of internal control over financial reporting and retains and monitors the activities of PwC. The Audit Committee also oversees the Company’s procedures for the receipt, retention and treatment of complaints the Company receives regarding accounting, internal accounting controls or auditing matters. For greater detail regarding the functions and responsibilities of the Audit Committee, please refer to the Audit Committee Charter, which is available on the Committee Charting page of the Investor Relations section of our website at www.hancockbank.com. The Audit Committee is in compliance with the Audit Committee Charter.

Management has the primary responsibility for the financial statements and reporting processes, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities for 2011, the Audit Committee reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2011. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Audit Committee reviewed the audited financial statements with the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those statements with GAAP and discussed with the independent registered public accounting firm the matters required to be communicated by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. The Audit Committee has also received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence and considered the compatibility of nonaudit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm to discuss the results of audits, evaluations of the Company’s system of internal control over financial reporting, and the overall quality of the Company’s financial reporting. Both the internal auditors and the independent registered public accounting firm have unrestricted access to the Audit Committee. The members of the Audit Committee met by themselves in several executive sessions during 2011 and had separate executive sessions with the independent registered public accounting firm and with the internal auditors.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2011 be included in the Annual Report on Form 10-K for filing with the SEC. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2012, subject to ratification by a majority of the shares represented at the annual meeting.

Audit Committee of the Board of Directors,

Christine L. Pickering, Chairperson

Hardy B. Fowler

Jerry L. Levens

Thomas H. Olinde

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2012, and until their successors are selected.

The Company has been advised that neither the firm nor any of its partners has any direct or any material indirect financial interest in the securities of the Company or any of its subsidiaries, except as auditors and consultants on accounting procedures and tax matters. The Board anticipates that representatives of PricewaterhouseCoopers LLP will be in attendance at the annual meeting and will be available to respond to questions.

Although not required to do so, the Company’s Board has chosen to submit its appointment of PricewaterhouseCoopers LLP for ratification by the Company’s shareholders. It is the intention of the persons named in the proxy to vote such proxy FOR the ratification of this appointment. If this proposal does not pass, the Board will reconsider the matter. The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE BOOKS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE YEAR 2012.

SHAREHOLDER COMMUNICATIONS

The Board provides a process for shareholders to send communications to the Board or to individual directors. Information regarding this process is set out in the Corporate Governance Guidelines, which are available to shareholders on the Governance Documents page of the Investor Relations section of our website at www.hancockbank.com.

OTHER MATTERS

We do not know of any matters to be presented at our 2012 annual meeting other than those set forth in the accompanying notice. However, if any other matters properly come before the annual meeting or any adjournments or postponements thereof, the proxy holders will vote or abstain from voting thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Any shareholder who wishes to present a proposal at the Company’s next annual meeting and who wishes to have the proposal included in the Company’s Proxy Statement for the 2013 annual meeting must submit the proposal to the undersigned at the address of the Company not later than November 8, 2012. After this date, a shareholder who intends to raise a proposal to be acted upon at the 2013 annual meeting must inform the Company in writing no later than January 22, 2013. If notice is not provided by that date, the Company’s Board may exclude such proposal from being acted upon at the 2013 meeting. Further, the persons named in the Company’s proxy for the 2013 annual meeting will be allowed to exercise their discretionary authority to vote upon such proposal without the matter having been discussed in the Proxy Statement for the 2013 annual meeting.

By Order of the Board of Directors.

James B. Estabrook, Jr.	Carl J. Chaney	John M. Hairston
Chairman of the Board	President and CEO	CEO and Chief Operating Officer

Dated: March 7, 2012

HANCOCK HOLDING COMPANY

P. O. BOX 4019

GULFPORT, MS 39502

PROXY FOR 2012 REGULAR ANNUAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS that the undersigned shareholder of Hancock Holding Company, does hereby nominate, constitute, and appoint James B. Estabrook, Jr. and Carl J. Chaney each of them, as proxies (with full power of substitution), and hereby authorizes them to vote upon all matters that may properly come before the meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below, with full power to vote all shares of Common stock of Hancock Holding Company held of record by the undersigned on February 28, 2012, at the annual meeting of shareholders to be held on April 5, 2012, or any adjournments or postponements thereof. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION AS INDICATED FOR PROPOSAL 1, PROPOSAL 2, AND PROPOSAL 3.

The Board of Directors Recommends you vote FOR Proposals 1, 2, and 3.

MANAGEMENT PROPOSALS:

Proposal 1.	To elect nine directors, three to serve until the 2013 annual meeting, one to serve until the 2014 annual meeting and five to serve until the 2015 annual meeting. (INSTRUCTION: AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF ANY NOMINEE.)

For a term expiring at the 2013 annual meeting:

RICHARD B. CROWELL ☐ HARDY B. FOWLER ☐ ERIC J. NICKELSEN ☐

For a term expiring at the 2014 annual meeting:

TERENCE E. HALL ☐

For a term expiring at the 2015 annual meeting:

JOHN M. HAIRSTON ☐ JAMES H. HORNE ☐ JERRY L. LEVENS ☐
R. KING MILLING ☐ CHRISTINE L. PICKERING ☐

FOR all nominees except as indicated ☐ WITHHOLD authority to vote for all nominees ☐

Proposal 2.	To consider and vote upon, on an advisory basis, the compensation of our named executive officers.

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal 3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2012.

FOR ☐ AGAINST ☐ ABSTAIN ☐

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 5, 2012. The notice of annual meeting, proxy statement, proxy card, and 2011 Annual Report are available on Hancock’s Investor Relations website at www.hancockbank.com, Investor Relations, Annual Report and Proxy Materials or http://www.snl.com/irweblinkx/FinancialDocs.aspx?iid=100308.

PLEASE RETURN THE ENTIRE PROXY CARD (SIGNED ON REVERSE) IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. ONLINE VOTING INFORMATION IS LOCATED ON THE REVERSE SIDE OF THIS CARD.

Shareholders registered with the Company’s Transfer Agent (Hancock Bank Corporate Trust Department) may vote their shares in one of three ways: in person, by returning the entire proxy card in the enclosed self-addressed envelope or by voting on the Internet at the following website address; https://www.hancockshareholder.com/hancock/pxsignon.asp. If voting on the website, you will need to use the control number(s) listed below on this proxy card to vote your shares. Online proxy voting will close at 3:00 p.m., Central Daylight Time on April 4, 2012. Any registered shareholder who has questions concerning the procedures for voting their proxy on line should contact the Hancock Bank Corporate Trust Services Department at (228) 563-7652 or 1-800-522-6542, ext. 87652.

Control Number:

DATED: , 2012 Signature: DATED: , 2012 Signature:

Please sign exactly as your name or names appear on this proxy card. When signing as attorney, executor, trustee, or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

Number of shares:

IF YOU PLAN TO ATTEND THE MEETING,

PLEASE CHECK HERE  ☐

WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN AND RETURN AT ONCE.

HANCOCK HOLDING COMPANY

P. O. BOX 4019

GULFPORT, MS 39502

PROXY FOR 2012 REGULAR ANNUAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS that the undersigned shareholder of Hancock Holding Company, does hereby nominate, constitute, and appoint James B. Estabrook, Jr. and Carl J. Chaney each of them, as proxies (with full power of substitution), and hereby authorizes them to vote upon all matters that may properly come before the meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below, with full power to vote all shares of Common stock of Hancock Holding Company held of record by the undersigned on February 28, 2012, at the annual meeting of shareholders to be held on April 5, 2012, or any adjournments or postponements thereof. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION AS INDICATED FOR PROPOSAL 1, PROPOSAL 2, AND PROPOSAL 3.

The Board of Directors Recommends you vote FOR Proposals 1, 2, and 3.

MANAGEMENT PROPOSALS:

Proposal 1.	To elect nine directors, three to serve until the 2013 annual meeting, one to serve until the 2014 annual meeting and five to serve until the 2015 annual meeting. (INSTRUCTION: AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF ANY NOMINEE.)

For a term expiring at the 2013 annual meeting:

RICHARD B. CROWELL ☐ HARDY B. FOWLER ☐ ERIC J. NICKELSEN ☐

For a term expiring at the 2014 annual meeting:

TERENCE E. HALL ☐

For a term expiring at the 2015 annual meeting:

JOHN M. HAIRSTON ☐ JAMES H. HORNE ☐ JERRY L. LEVENS ☐
R. KING MILLING ☐ CHRISTINE L. PICKERING ☐

FOR all nominees except as indicated ☐ WITHHOLD authority to vote for all nominees ☐

Proposal 2.	To consider and vote upon, on an advisory basis, the compensation of our named executive officers.

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal 3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2012.

FOR ☐ AGAINST ☐ ABSTAIN ☐

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 5, 2012. The notice of annual meeting, proxy statement, proxy card, and 2011 Annual Report are available on Hancock’s Investor Relations website at www.hancockbank.com, Investor Relations, Annual Report and Proxy Materials or http://www.snl.com/irweblinkx/FinancialDocs.aspx?iid=100308.

PLEASE RETURN THE ENTIRE PROXY CARD (SIGNED ON REVERSE) IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

Shareholders may vote their shares in person or by returning the entire proxy card in the enclosed self-addressed envelope.

DATED: , 2012 Signature: DATED: , 2012 Signature:

Please sign exactly as your name or names appear on this proxy card. When signing as attorney, executor, trustee, or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

Number of shares:

IF YOU PLAN TO ATTEND THE MEETING,

PLEASE CHECK HERE  ☐

WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN AND RETURN AT ONCE.